UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12
Westar Energy, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 1, 2013

Dear Fellow Shareholder:

We cordially invite you to the 2013 Annual Meeting of Shareholders of Westar Energy, Inc. The meeting is at 10:00 a.m., Central Daylight Saving Time, on Thursday, May 16, 2013, in the Emerald Ballroom at the Capitol Plaza Hotel located at 1717 SW Topeka Boulevard, Topeka, Kansas 66612.

At the meeting, we will elect three members of our board of directors and vote on the other matters set forth in the enclosed notice of the meeting and proxy statement. Upon the completion of the business matters to be conducted at the annual meeting, we will report on our business and our plans for the future.

YOUR VOTE IS IMPORTANT. We urge you to read this proxy statement carefully. Whether or not you plan to attend the annual meeting, please take time to vote as soon as possible using the voting procedures for the Internet or by telephone or by completing and mailing the enclosed proxy card.

If you plan to attend the meeting, please check the appropriate box on your proxy card so we may plan appropriately.

We extend our thanks for your continued investment in Westar Energy, Inc. and look forward to seeing you at the annual meeting.

Sincerely,

CHARLES Q. CHANDLER IV Chairman of the Board	MARK A. RUELLE President and Chief Executive Officer

HOW TO VOTE

There are four ways you may vote, as explained in the detailed instructions on your proxy card.

•	Internet. Vote via the Internet by following the voting instructions on the proxy card.

•	Telephone. Vote by calling the toll-free number on the proxy card.

•	Proxy Card. Vote by completing and returning your proxy card in the enclosed envelope.

•	In Person at the Annual Meeting. Vote in person by attending the annual meeting.

If you vote on the Internet or by telephone, you do not need to return your proxy card. Please see the enclosed proxy card for more detailed information on how to vote your shares.

HOW TO NOMINATE A DIRECTOR

You may nominate a director at the annual meeting of shareholders and have your nominee’s name included on the ballot distributed at the meeting by providing our Corporate Secretary written notice of your intention to do so within the time limits prescribed in our articles of incorporation. Your notice must include certain information regarding yourself and your nominee, including, among other items, the nominee’s name, address, occupation and qualifications. Please see “Additional Information” below for more information regarding your ability to nominate directors and to bring other business before shareholder meetings.

Additionally, the Nominating and Corporate Governance Committee of our board of directors will consider a candidate for director suggested by a shareholder. Please see “Additional Information” below for more information regarding your ability to submit director candidates to the Nominating and Corporate Governance Committee for its consideration.

ANNUAL MEETING ADMISSION

Either an admission ticket or proof of ownership of Westar Energy stock must be presented in order to be admitted to the annual meeting. You may also be asked to present valid picture identification. If you are a shareholder of record, your admission ticket is attached to your proxy card. If your shares are held in the name of a bank, broker or other holder of record, you must bring a brokerage statement or other proof evidencing your ownership on March 18, 2013 with you to the annual meeting, or you may request an admission ticket in advance by contacting our Shareholder Services Department at (800) 527-2495 or (785) 575-6394 or by email at shareholders@westarenergy.com. Each shareholder may be accompanied by one guest.

REDUCE MAILING COSTS

If you share the same last name with other shareholders living in your household, you can help us reduce printing and mailing costs by electing to receive only one copy of our annual report and proxy statement. Please see “Questions and Answers about the Meeting and Voting” below for more information about “householding.” Additionally, shareholders may help us to reduce printing and mailing costs further by electing to access our proxy materials and annual report via the Internet. If you select this option, you will receive information on how to access these materials along with your proxy card. Please indicate your consent to accessing future proxy materials via the Internet by checking the appropriate box on your proxy card or contacting our Shareholder Services Department at (800) 527-2495 or (785) 575-6394 or by email at shareholders@westarenergy.com.

WESTAR ENERGY, INC.
818 South Kansas Avenue
Topeka, Kansas 66612
 ______________________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
 ______________________________________

Time and Date	10:00 a.m. (Central Daylight Saving Time) on Thursday, May 16, 2013

Place	Emerald Ballroom at the Capitol Plaza Hotel Located at 1717 SW Topeka Boulevard, Topeka, Kansas 66612

Purpose	• To elect three Class II directors to serve for a term of three years

• To provide an advisory vote to approve named executive officer compensation

• To ratify and confirm the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2013

• To conduct other business properly raised before the meeting and any adjournment or postponement of the meeting

Record Date	You may vote if you were a shareholder of record on March 18, 2013

Proxy Voting	Your vote is important. You may vote in one of four ways:

• via the Internet using instructions on the proxy card

• by calling the toll-free number on the enclosed proxy card

• by signing, dating and returning your proxy card in the enclosed envelope

• in person by attending the annual meeting

On behalf of the Board of Directors,

Larry D. Irick Vice President, General Counsel and Corporate Secretary

Topeka, Kansas
April 1, 2013
Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting To be Held on May 16, 2013.

The Proxy Statement and our Annual Report to Shareholders for the year ended December 31, 2012 that accompany this Notice are available for viewing via the Internet at www.westarenergy.com/proxy.

i

PROXY STATEMENT
The board of directors of Westar Energy, Inc. (the “Company”) is soliciting proxies for the 2013 Annual Meeting of Shareholders. This proxy statement and the accompanying proxy card contain information about the items you will vote on at the annual meeting. We intend to begin mailing these documents to shareholders on or about April 1, 2013.

QUESTIONS AND ANSWERS ABOUT THE MEETING AND VOTING
Who may vote and how many votes do I have?
Shareholders of record at the close of business on March 18, 2013 may vote. As of that date there were outstanding and entitled to vote 126,801,125 shares of our common stock. For each matter presented for vote, you have one vote for each share you own.
How do proxies work?
The board of directors is asking for your proxy. Giving your proxy means you authorize the persons named as proxies to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director nominees. If you sign and return the proxy card but do not specify how to vote, the persons named as proxies will vote your shares as follows:

•	for the election of the director nominees;

•	for approval of the advisory vote on executive compensation; and

•	for ratification and confirmation of Deloitte & Touche LLP as our independent registered public accounting firm for 2013.
How do I vote?
If you were a shareholder of record on March 18, 2013, there are four ways you may vote, as explained in the detailed instructions on your proxy card. You may:

•	vote via the Internet by following the voting instructions on the proxy card

•	vote by calling the toll-free number on the proxy card

•	vote by completing and returning your proxy card in the enclosed envelope

•	vote in person by attending the annual meeting
Please follow the instructions on the proxy card for voting by one of these methods. Please help us save time and postage costs by voting through the Internet or by telephone. If your shares are held by a broker or other nominee, you will receive instructions from the broker or other nominee that you must follow in order to vote your shares. Whether you plan to attend the meeting or not, we encourage you to vote by Internet, telephone or proxy as soon as possible.
Will anyone at the Company know how I vote?
Corporate Election Services, Inc., the independent proxy tabulator we use, counts the votes and acts as the inspector of election for the annual meeting. Your individual vote will be kept confidential from our directors, officers and employees. If you write opinions or comments on your proxy card, a copy of your proxy card, excluding your voting instructions, will be sent to us so that we can respond, if appropriate, to your comment or question.
What does it mean if I receive more than one proxy card?
You may receive more than one proxy card depending on how you hold your shares and how your shares are registered. If you hold shares through someone else, such as a bank or broker, you may also receive proxy materials from them asking how you want to vote. If you participate in our Direct Stock Purchase Plan or our Employees’ 401(k) Savings Plan and the account names are exactly the same on each, you will receive one proxy card for all shares of common stock held in or credited to your accounts as of the record date. If the names on your accounts are different, you will receive more than one proxy card. We encourage you to have all accounts registered in the same name and address whenever possible. You can do this by contacting our Shareholder Services Department at (800) 527-2495 or (785) 575-6394 or by email at shareholders@westarenergy.com.
For shareholders in the Westar Energy, Inc. Employees' 401(k) Savings Plan ("401(k) Plan"), the proxy card covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, trustee of the 401(k) Plan. The proxy card, when properly executed, will be voted as directed. If voting instructions are not received by the proxy tabulator by 11:59 P.M. on May 13, 2013, your shares will not be voted.
If you receive more than one proxy card, we encourage you to complete and return all proxy cards delivered to you to vote all shares registered to you.
Can I change my vote?
You can revoke a proxy before the time for voting at the annual meeting in several ways:

•	by voting again via the Internet or by telephone

•	by mailing a revised proxy card with a more recent date than the prior proxy (we must receive the revised proxy card before the meeting to be effective)

•	by notifying our Corporate Secretary in writing that you are revoking your proxy
You may also revoke your proxy by voting in person at the annual meeting.
Who can attend the annual meeting?
All shareholders who owned shares at the close of business on March 18, 2013, or their duly appointed proxies, may attend the meeting. Each shareholder may be accompanied by one guest. Registration will begin at 8:45 a.m., and seating will begin at 9:00 a.m. If you attend, you may be asked to present valid picture identification, such as a driver’s license or passport. To avoid delays in gaining admittance to the meeting, registered shareholders should bring the “Admission Ticket” found at the top of the proxy card.
Please note that if you hold your shares in “street name” (through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership on March 18, 2013, and check-in at the registration table at the meeting.
What constitutes a “quorum” for the meeting?
A quorum is necessary to conduct business at the annual meeting. A quorum requires the presence, in person or by proxy, of the holders of a majority of the outstanding shares entitled to vote at the meeting. When a routine matter is to be voted upon at the meeting, such as the ratification of our independent registered public accounting firm, we count broker “non-votes” and abstentions as present for purposes of determining whether a quorum is present at the meeting.
What is a broker “non-vote”?
If a broker holds your shares in street name and you fail to provide voting instructions to your broker, the broker has the discretion to vote your shares on routine matters, such as ratification of our independent registered public accounting firm, but not on non-routine matters, such as the election of the director nominees or certain shareholder proposals. Broker “non-votes” on non-routine matters occur when you fail to provide voting instructions to your broker for shares you hold through your broker. As explained below (see, “How many votes are needed?”), broker “non-votes” do not count as votes cast. As a consequence, it is important that you provide voting instructions to your broker for shares you hold through your broker.

How many votes are needed?
Assuming a quorum is present, in an uncontested election, directors are elected by a majority of the votes cast under our majority voting policy. Under our majority voting policy, in an uncontested election, if a director nominee does not receive a majority of the votes cast in the election (that is, the director nominee receives a greater number of “withhold” votes than “for” votes), the director nominee is required to tender his or her resignation for consideration by the Nominating and Corporate Governance Committee and our board of directors. Please see “Corporate Governance Matters—Majority Vote Policy” below for further details on our majority voting policy.
The outcome of the votes on compensation paid by the Company to its named executive officers – see Item 2 – will not be binding on the board of directors. Therefore, there is no “required vote” on these resolutions. The board of directors, in the exercise of its fiduciary duties, will consider the outcome of the advisory vote in determining how to proceed following such vote.
The affirmative vote of the majority of the shares of common stock present in person or represented by proxy and entitled to vote on the item will be required to approve, by an advisory vote, the compensation of our named executive officers (Item 2) and to ratify the selection of the independent accounting firm (Item 3). If you hold your shares in your own name and abstain from voting on these matters, your abstention will have the same effect as a negative vote for Items 2 and 3.
If you hold your shares through a broker and you do not instruct the broker on how to vote, your broker may exercise its discretionary authority to vote your shares regarding Item 3, but cannot exercise its discretionary authority to vote your shares regarding any other item.
Who pays for the solicitation of proxies?
We pay the cost of soliciting proxies. We retained AST Phoenix Advisors to assist with the solicitation for an estimated fee of $9,500, plus reasonable out-of-pocket expenses. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders. In addition to the use of the mail, proxies may be solicited personally or by telephone or electronic media by our employees.
What is “householding”?
Householding is a procedure that permits us, with your prior permission, to send a single set of our annual report and proxy statement to any household at which two or more shareholders reside. Each shareholder will continue to receive a separate proxy card for voting and attendance purposes. Householding reduces the volume of duplicate information you receive, as well as our expenses.
Please contact our Shareholder Services Department at (800) 527-2495 or (785) 575-6394 or by email at shareholders@westarenergy.com for more information on this important shareholder program.
Can I elect to access future proxy materials via the Internet?
Shareholders who receive a printed copy of our proxy materials can help us reduce printing and mailing costs by electing to access future proxy materials and annual reports via the Internet. If you have received a printed copy of our proxy materials, please indicate your consent to accessing our proxy materials and annual reports via the Internet by checking the appropriate box on your proxy card or contacting our Shareholder Services Department at (800) 527-2495 or (785) 575-6394 or by email at shareholders@westarenergy.com.

ITEM 1 ON THE PROXY CARD
ELECTION OF DIRECTORS
Directors and Nominees for Election as Directors
Our articles of incorporation provide that the board of directors will have no less than seven nor more than fifteen directors, as determined from time to time by the board of directors. Our board of directors currently consists of eleven directors divided into three classes (Class I, Class II and Class III), with the term of office of each class ending in successive years. At each annual meeting of shareholders, the directors constituting one class are elected for a three-year term. The terms of the directors in Class II expire with this meeting.
The board of directors, acting upon the unanimous recommendation of its Nominating and Corporate Governance Committee, has unanimously nominated Richard L. Hawley, B. Anthony Isaac and S. Carl Soderstrom, Jr. for election as Class II directors. Each nominee has consented to being named as a nominee and to serve if elected. While it is not expected that any of the nominees will be unable or unwilling to serve, if for any reason one or more are unable or unwilling to do so, the proxies will be voted for substitute nominees selected by our board of directors or the board of directors may reduce the number of directors.
Director Nominees
Set forth below are the names, ages and backgrounds of the three director nominees and the other directors continuing in office, as well as the specific experiences, qualifications, attributes and skills that led our board of directors to conclude that these individuals should serve or continue serving as directors of the Company at this time.
Class II—Term Expiring in 2013
Richard L. Hawley, age 63, has served as our director since October of 2011. Mr. Hawley has thirty-nine years of business experience, including twelve years as a chief financial officer within the electric and gas utility industries and fourteen years as a partner with an international accounting firm. From December of 2003 until December of 2011, Mr. Hawley was executive vice president and chief financial officer of Nicor Inc. and its regulated natural gas distribution utility subsidiary, Northern Illinois Gas Company, each located in Naperville, Illinois. From 1998 until 2002, Mr. Hawley was vice president and chief financial officer of Puget Energy, Inc. and its regulated electric and natural gas distribution utility subsidiary, Puget Sound Energy, Inc., each located in Bellevue, Washington. Prior to that, Mr. Hawley was an audit partner with Coopers & Lybrand (now PricewaterhouseCoopers), an international accounting firm, from 1984 to 1998 and he also served in various other positions with that firm from 1973 to 1984. His audit experience included a significant emphasis on utility industry clients. Mr. Hawley is a director, chairman of the audit committee and member of the nominating and corporate governance committee of Fisher Communications, Inc., a media company located in Seattle, Washington. Mr. Hawley’s qualifications to serve as our director include his work experience as a chief financial officer and audit partner, his years of experience within the electric and gas utility industries and his experience as a director of a public company.
B. Anthony Isaac, age 60, has served as our director since December of 2003. Mr. Isaac has thirty-six years of business experience, thirty-two of which have been spent in leadership positions within the hotel industry. Since 2011, Mr. Isaac has been Senior Vice President and Head of Select Service Strategy and Development of Hyatt Hotels Corporation, a global hotel management, franchising, ownership and development company based in Chicago, Illinois with properties worldwide. From 2000 until 2011, Mr. Isaac was president of LodgeWorks, L.P., a hotel management and development company based in Wichita, Kansas, which was acquired by Hyatt Hotels Corporation in 2011. Prior to 2000, Mr. Isaac held management positions with Wyndham International, Summerfield Hotel Corporation, Residence Inn Company and the Marriott Corporation. Mr. Isaac is currently a director and member of the finance and compensation committees of Via Christi Health System in Wichita, Kansas. Mr. Isaac was formerly chairman of the board and chairman of the compensation and strategic planning committees of The

Via Christi Wichita Regional Health Network, a subsidiary of the Via Christi Health System, and a trustee of Wichita Collegiate School, located in Wichita, Kansas. Mr. Isaac’s qualifications to serve as our director include his extensive leadership experience both as the chief executive officer of a privately-held company and as an executive with other large companies in the hotel industry, and his substantial experience with strategic planning and financial matters.
S. Carl Soderstrom, Jr., age 59, has served as our director since July of 2010. Mr. Soderstrom previously served as senior vice president and chief financial officer for ArvinMeritor, an automotive and commercial vehicle components manufacturer based in Troy, Michigan. Mr. Soderstrom brings over twenty-seven years of experience in operations, finance, engineering and product development in the automotive and manufacturing industries to our board of directors. Mr. Soderstrom’s experience includes executive and management positions at Rockwell International, General Electric Company, and Emerson Electric. Mr. Soderstrom is a director, chairman of the audit committee and a member of the nominating and corporate governance committee of FreightCar America, Inc., a railcar manufacturing company located in Chicago, Illinois. Mr. Soderstrom is also a director, chairman of the corporate governance committee and member of the audit review committee of Lydall, Inc., a technology and manufacturing company headquartered in Manchester, Connecticut. Mr. Soderstrom's qualifications to serve as our director include his substantial financial expertise, his operations and engineering knowledge from his experience at other large public companies, and his substantial experience serving as a director of other public companies.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE IN FAVOR OF EACH OF THE ABOVE NOMINEES.
Continuing Directors
Class III—Term Expiring in 2014
Mollie H. Carter, age 50, has served as our director since June of 2003. Ms. Carter has twenty-six years of business experience, including seventeen years as a chief executive of a locally based financial institution. Ms. Carter has been president and chief executive officer of Sunflower Bank, N.A. since 2005, and of its holding company, Sunflower Financial, Inc. (formerly Sunflower Banks, Inc.), since 1996. Ms. Carter is also a director of Sunflower Financial, Inc. and chairman of the board of Sunflower Bank, N.A. These entities are family owned financial institutions located in Salina, Kansas. Ms. Carter is also vice president of Star A, Inc., a position she has held since 1997. Star A, Inc. is a family owned company with Kansas agricultural and other investment interests. Prior to holding these positions, Ms. Carter served ten years as a senior investment officer for John Hancock Mutual Life Insurance Company. In addition, Ms. Carter has served as a director of Archer-Daniels-Midland Company since 1996 and is the lead director of that board of directors and a member of its compensation and transaction committees, and she previously served as a director of Premium Standard Farms, Inc., a large processor of pork products. Ms. Carter is also a member of the Kansas Governor’s Council of Economic Advisors, a director of the Greater Salina Community Foundation, a director of the Kansas Health Foundation and she previously served as a director Foley Equipment Company, a private company. Ms. Carter’s qualifications to serve as our director include her substantial leadership experience as a chief executive officer, her financial expertise, and her significant experience serving as a director of a large public company.
Jerry B. Farley, age 66, has served as our director since October of 2004. Mr. Farley has forty-one years of experience in the administration of the academic, business and fiscal operations of educational institutions. Since 1997, Mr. Farley has been president of Washburn University located in Topeka, Kansas. Prior to that position, Mr. Farley worked in executive positions for the University of Oklahoma and Oklahoma State University. Mr. Farley has also been a Certified Public Accountant since 1972 and, although he has not practiced public accounting, his business responsibilities have included all aspects of financial management and reporting at three large public universities. Mr. Farley is a director and member of the audit, loan and trust committees of CoreFirst Bank and Trust in Topeka, Kansas, and a director and member of the audit and governance committees of The Security Group of Mutual Funds, also located in Topeka, Kansas. Mr. Farley also serves as a director for various non-profit and charitable organizations. Mr. Farley’s qualifications to serve as our director include his substantial leadership experience as the president of a public university, his extensive knowledge of the administration, financial and operational management of large organizations, and his significant experience serving as a director of institutions in the financial industry.
Arthur B. Krause, age 71, has served as our director since June of 2003. Mr. Krause has thirty-six years of business leadership experience. Mr. Krause retired in 2002 as executive vice president and chief financial officer of Sprint Corporation, a global communications company, after serving in that position since 1988. Prior to that, Mr. Krause spent twenty-two years in various management positions within the telecommunications industry. Mr. Krause is a director, chairman of the audit committee and a member of the compensation committee for Inergy GP, LLC, and a director, chairman of the audit committee and member of the compensation committee of Inergy Midstream GP LLC, affiliated companies of a propane gas marketing and distribution business located in Kansas City, Missouri. He was also a director and chairman of the audit and compensation committee of Inergy Holdings GP, LLC, until it merged into Inergy GP, LLC, in 2010. Mr. Krause was formerly a director and chairman of the audit committee of Clockwork Home Services, a private company located in Florida, as well as a director and member of the audit committee of Call-Net Enterprises, Inc., a Canadian telecommunications company. Mr. Krause’s qualifications to serve as our director include his deep financial expertise, his knowledge of operating a business in a similarly regulated industry, and his substantial experience serving as a director of other private and public companies.
Mark A. Ruelle, age 51, has served as our director and president since May of 2011 and as our chief executive officer since August of 2011. Mr. Ruelle brings twenty-six years of business leadership experience to the board of directors. From 2003 to 2011, Mr. Ruelle was our executive vice president and chief financial officer. In that role, he had responsibility for large construction projects, information technology and human resources in addition to accounting, finance and investor relations. Between 1997 and 2002, Mr. Ruelle served in various executive positions at Sierra Pacific Resources, Inc., the owner of the largest electric utilities in Nevada. While there, Mr. Ruelle served four years as senior vice president and chief financial officer and one year as president of its Nevada Power Company unit. From 1986 to 1997, Mr. Ruelle worked for us in various executive positions. Mr. Ruelle was also a director and member of the audit, compensation and nominating and corporate governance committees of US BioEnergy Corporation from 2006 to 2008. Mr. Ruelle currently serves as a director of the Edison Electric Institute, an association of shareholder owned electric companies, as a board member of GO Topeka Economic Partnership, as a trustee for the Stormont-Vail Foundation, a non-profit organization, and as an advisory board member for a privately-held sports apparel concern located in Kansas.
Class I—Term Expiring in 2015
Charles Q. Chandler IV, age 59, has served as our director since December of 1999 and chairman of our board of directors since December of 2002. Mr. Chandler has been president and chief executive officer of INTRUST Bank, N.A. since 1996 and president and chief executive officer of INTRUST Financial Corporation since 1990 and 2009, respectively. Mr. Chandler is also chairman of the board of both INTRUST Bank, N.A. and INTRUST Financial Corporation. Both companies are large regional financial institutions located in Wichita, Kansas. Prior to this time period, Mr. Chandler spent thirteen years in other officer positions within those institutions. Mr. Chandler is also a director of Fidelity State Bank and Trust Company in Topeka, Kansas, First Bank of Newton in Newton, Kansas, HCA Wesley Medical Center in Wichita, Kansas, as well as several non-profit organizations. Mr. Chandler also served previously as a director of the First National Bank of Pratt, Kansas and New Horizons Foundation. Mr. Chandler’s qualifications to serve as our chairman of the board include his extensive leadership experience as a chief executive officer, his financial expertise, and his knowledge of the business community in Wichita, Kansas, the largest city we serve.
R. A. Edwards III, age 67, has served as our director since October of 2001. Mr. Edwards has thirty-eight years of leadership experience with locally-based financial institutions. Mr. Edwards is chairman of the board of First National Bank of Hutchinson and was its president and chief executive officer from 1981 to 2010. Mr. Edwards is also a director and president of First Kansas Bancshares of Hutchinson, the parent corporation of First National

Bank of Hutchinson. Mr. Edwards served as vice president of First Kansas Bancshares from 1986 to 2011. Both companies are financial institutions located in Hutchinson, Kansas. Prior to holding these positions, Mr. Edwards spent six years in executive positions with Douglas County Bank, a financial institution located in Lawrence, Kansas, and for which, Mr. Edwards continues to serve as chairman of the board. Mr. Edwards also serves as chairman of the board and a member of the governance committee of Data Center, Inc., a bank technology company located in Hutchinson, Kansas, an advisory director and member of the audit committee of Kansas Natural Gas, a private company located in Hays, Kansas, a director of Mitchelhill Seed Company, a private company located in Missouri, and a director or trustee of several non-profit organizations and foundations. Mr. Edwards’ qualifications to serve as our director include his substantial leadership experience as a chief executive officer and his financial expertise.
Sandra A.J. Lawrence, age 55, has served as our director since October of 2004. Ms. Lawrence brings thirty-four years of varied business experience to her position as our director. Since December of 2005, Ms. Lawrence has been executive vice president and chief financial officer of Children’s Mercy Hospital located in Kansas City, Missouri. From December of 2004 until March of 2005, Ms. Lawrence was senior vice president and treasurer, and from March of 2005 until December of 2005, she was senior vice president and chief financial officer, of MRI Global (formerly Midwest Research Institute), an independent, non-profit, contract research organization located in Kansas City, Missouri. Prior to that Ms. Lawrence spent twenty-six years in professional or management positions in the architecture, real estate, financial services, packaging, and medical research industries. Ms. Lawrence is a director of Turn the Page KC, a past director (and past Chairman of the Board) of the Greater Kansas City Community Foundation, a director of the Kansas BioScience Authority, an organization dedicated to the advancement of Kansas’ leadership in bioscience, a director and chair of the audit committee and member of the investment committee of the Hall Family Foundation, a private charitable organization, and a trustee, chair of the Nominating Task Force and member of the investment committee of the Nelson-Atkins Museum, located in Kansas City, Missouri. Ms. Lawrence was an appointee to the Mayor’s Google Task Force in Kansas City, Missouri and she also served on The Kansas City Market Board of US Bank and as a director of Children’s Mercy Hospital, J.E. Dunn Construction Group, Inc., and numerous other private, non-profit and civic organizations. Ms. Lawrence’s qualifications to serve as our director include her substantial financial expertise and her extensive service as a director with public and private organizations.

Michael F. Morrissey, age 70, has served as our director since April of 2003. Mr. Morrissey retired in September of 1999 after serving seventeen years as a partner of Ernst & Young LLP, an auditing and financial services firm. Prior to that, Mr. Morrissey worked for twelve years for major accounting firms. Mr. Morrissey has been a Certified Public Accountant since 1972. Mr. Morrissey is a director, chairman of the audit committee and member of the compensation committee of Waddell & Reed Financial, Inc., a financial services company located in Overland Park, Kansas. Mr. Morrissey is also presiding director and chairman of the audit committee of the general partner of Ferrellgas Partners, LP, a propane gas marketing and distribution business located in Overland Park, Kansas. Mr. Morrissey is chairman of the board, chairman of the executive committee, and an ex-officio member of all other committees of Blue Cross Blue Shield of Kansas City, a health insurance company. Mr. Morrissey is a director and chairman of the audit committee of J.E. Dunn Construction Group, Inc., a private construction business located in Kansas City, Missouri. In addition, Mr. Morrissey is a director of Balance Innovations, Inc., an office management technology company located in Lenexa, Kansas, and a special advisor to the audit committee of the Dairy Farmers of America, a farmer-owned milk marketing cooperative located in Kansas City, Missouri. Mr. Morrissey also serves as a director or trustee for numerous non-profit, civic, and charitable organizations. Mr. Morrissey’s qualifications to serve as our director include his substantial experience as the chairman of the audit committees of public companies, his many years of experience as an audit partner of a major accounting firm, and his extensive experience as a director of other large private and public companies.

Board of Directors’ Responsibilities
The board of directors’ primary responsibility is to seek to maximize long-term shareholder value. The board of directors selects senior management, monitors management’s and the Company’s performance and provides advice and counsel to management. Among other things, at least annually, the board of directors reviews our business strategy and approves our budget. In fulfilling the board of directors’ responsibilities, directors have full access to management, internal and external auditors and outside advisers.
Corporate Governance Matters
General.  The board of directors and management are committed to maintaining strong corporate governance practices that allocate rights and responsibilities among the board of directors, management and our shareholders in a manner that benefits the long-term interests of our shareholders. Accordingly, our corporate governance practices are designed not just to satisfy regulatory and stock exchange requirements, but also to provide for effective oversight and management of the Company.
The Nominating and Corporate Governance Committee engages in a regular process of reviewing our corporate governance practices, including comparing our practices with those recommended by various corporate governance authorities, the expectations of our shareholders and the practices of other leading public companies. The Nominating and Corporate Governance Committee also regularly reviews our corporate governance practices in light of proposed and adopted laws and regulations, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the rules of the Securities and Exchange Commission (“SEC”) and the rules and listing standards of the New York Stock Exchange (“NYSE”).
Corporate Governance Guidelines and Independence.  The board of directors has adopted Corporate Governance Guidelines, which provide a framework for our corporate governance initiatives and cover topics including, but not limited to, board and committee composition, director compensation, and director qualifications. The Nominating and Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Guidelines and reporting and recommending to the board of directors any changes to the Corporate Governance Guidelines. Our Corporate Governance Guidelines are available from our Corporate Secretary and on our Internet website at www.westarenergy.com.
Our Corporate Governance Guidelines require that a majority of the board of directors must meet the independence standards established by the NYSE. The board of directors has determined that each member of the board of directors, except Mr. Ruelle, is independent.
In making that determination, the board of directors applied the independence standards established by the NYSE and, if applicable, the following categorical standards. These categorical standards are included in our Corporate Governance Guidelines and are based on the independence standards established by the NYSE. In addition, the board of directors considered any other relevant facts and circumstances.
Any director who meets the following criteria is presumed to be independent (except for the purpose of serving as a member of the Audit Committee or the Nominating and Corporate Governance Committee) absent an affirmative determination to the contrary by the Nominating and Corporate Governance Committee:

1.
A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any corporation, partnership or other business entity that during the most recently completed fiscal year made payments to the Company or received payments from the Company for goods and services if such payments were less than the greater of 2% of such other entity’s gross consolidated revenues for such fiscal year and $1 million.

2.
A director who serves as an executive officer or employee of, or beneficially owns more than a 10% equity interest in, any bank, corporation, partnership or other business entity to which the Company was indebted at the end of its most recently completed fiscal year in an amount less than the greater of 2% of such other entity’s total consolidated assets at the end of such fiscal year and $1 million.

3.
A director who is a member or employee of a law firm that has provided services to the Company during the most recently completed fiscal year if the total billings for such services were less than the greater of 2% of the law firm’s gross revenues for such fiscal year and $1 million.

4.
A director who is a partner, executive officer or employee of any investment banking firm that has performed services for the Company (other than as a participating underwriter in a syndicate) during the most recently completed fiscal year if the total compensation received for such services was less than the greater of 2% of the investment banking firm’s consolidated gross revenues for such fiscal year and $1 million.

Certain Relationships with Directors.  In determining that each of the members of our board of directors other than Mr. Ruelle is independent, the board considered and determined that the relationships described below are not material and do not cause the directors to fail to satisfy the standards for independence established by the NYSE. Mr. Chandler holds positions as a director and officer of INTRUST Bank, which has issued a letter of credit related to the workers compensation program for the Wolf Creek nuclear power plant in which we have a 47% ownership interest.
Board Leadership.  As set forth in our Corporate Governance Guidelines, the board of directors believes it is important to retain its flexibility to allocate the responsibilities of the offices of the chairman of the board and chief executive officer in any way that is in the best interests of the Company. These roles are currently separate as has been the case since 2003. The board of directors believes that separation provides, at present, the best balance of these important responsibilities with the chairman of the board directing board operations and leading the board in its oversight of management, and the chief executive officer focusing on developing and implementing the strategy approved by the board and managing the Company’s day-to-day business.
Board’s Role in Risk Oversight.  Our board of directors recognizes that it has ultimate responsibility for oversight of the Company’s enterprise risk management practices. This responsibility has not been delegated to one of our standing board committees. Rather, each board committee helps oversee risk in areas over which it has responsibility. Management is responsible for developing and implementing appropriate risk management practices on a day-to-day basis. The full board of directors receives an annual report from management at its December meeting of key risks identified for the following calendar year. Management provides in-depth reports on risks the board of directors indicates it wishes to receive additional information about, as well as other periodic updates on various risks for the Company and the electric utility industry.
Policies and Procedures for Approval of Related Person Transactions.  In February 2007, our board of directors formally adopted a policy with respect to related person transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction in which the Company is a participant, any related person has a direct or indirect material interest and the amount involved exceeds $120,000, but excludes any transaction that does not require disclosure under Item 404(a) of SEC Regulation S-K. The Nominating and Corporate Governance Committee is responsible for reviewing, approving and ratifying any related person transaction. The Nominating and Corporate Governance Committee intends to approve only those related person transactions that are in, or are not inconsistent with, the best interests of the Company and its shareholders. There were no related person transactions in 2012. The policy is available, without charge, from our Corporate Secretary and made available on our Internet website at www.westarenergy.com.
Communications with Directors.  You may contact our board of directors, a committee of our board of directors, or an individual director by writing to them at Westar Energy, Inc., 818 S. Kansas Avenue, Topeka, Kansas 66612, Attention: Corporate Secretary. All communications will be compiled by the Corporate Secretary and submitted to the board of directors, the chairman of the appropriate committee of the board of directors or an individual director, as applicable. Communications that are unrelated to the duties and responsibilities of the board of directors will not be distributed to the directors, but will be available to any director upon request. The Corporate Secretary will take additional action or respond to letters in accordance with instructions from the relevant director.

Majority Voting Policy.  In October 2006, our board of directors adopted a majority voting policy, included in our Corporate Governance Guidelines, requiring director nominees to receive a majority of the votes cast (that is, the nominees receive more “for” votes than “withhold” votes) with respect to such director in an uncontested election. If an incumbent director in an uncontested election does not receive a majority of the votes cast, he or she must tender a resignation promptly following certification of the stockholder vote. Our Nominating and Corporate Governance Committee will act on an expedited basis to determine whether to accept the director’s resignation and will submit its recommendation for prompt consideration by the board of directors. The board of directors will act on the Nominating and Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind the decision within 90 days following certification of the stockholder vote. The Nominating and Corporate Governance Committee in making its recommendation, and the board of directors in making its decision, may each consider any factors or other information that it considers appropriate and relevant.
Any director who tenders his or her resignation pursuant to this policy will not participate in the consideration of it by either the Nominating and Corporate Governance Committee or the board of directors. If an incumbent director’s resignation is not accepted, he or she will continue to serve until the next annual meeting and until his or her successor is duly elected, or his or her earlier resignation or removal. Pursuant to the policy, the board of directors will nominate for directors only individuals who agree to comply with the policy.
Code of Ethics.  We have adopted a code of ethics that applies to all of our directors, officers and employees, including our chief executive officer, chief financial officer and controller. Our Code of Business Conduct and Ethics is available, without charge, from our Corporate Secretary and made available on our Internet website at www.westarenergy.com. We intend to post on our Internet website any amendments to, or waivers from, our Code of Business Conduct and Ethics that apply to our chief executive officer, chief financial officer or controller within five business days of the date of the amendment or waiver.
Board Meetings and Committees of the Board of Directors
Board Meetings.  Our board of directors held six regularly scheduled meetings including one held in conjunction with an annual strategic planning meeting during 2012. Each director attended at least 75% of the total number of board and committee meetings held while he or she served as a director or member of a standing committee in 2012. All of the directors who served on the board at the time of the 2012 Annual Meeting of Shareholders attended the meeting. All directors are expected to attend the 2013 Annual Meeting of Shareholders.
Executive Sessions.  Executive sessions, or meetings of our non-employee directors without management present, are held periodically at regularly scheduled meetings of the board of directors. Each of these sessions is presided over by Mr. Chandler and may be scheduled by any non-management director. Our standing committees also meet periodically in executive sessions presided over by the chairman of the committee.
We have four standing committees of the board of directors: the Audit Committee, the Compensation Committee, the Finance Committee and the Nominating and Corporate Governance Committee. The charter for each committee is available, without charge, from our Corporate Secretary and made available on our Internet website at www.westarenergy.com. The chairman of each committee is recommended by the Nominating and Corporate Governance Committee and approved by the board of directors.

BOARD OF DIRECTORS COMMITTEE ASSIGNMENTS

	Audit Committee		Compensation Committee		Finance Committee		Nominating and Corporate Governance Committee
Number of Meetings Held in 2012	5		5		4		4
Mollie H. Carter			X	*	X
Charles Q. Chandler IV
R.A. Edwards III	X						X
Jerry B. Farley	X						X
Richard L. Hawley	X		X
B. Anthony Isaac			X		X
Arthur B. Krause	X				X	*
Sandra A.J. Lawrence			X				X	*
Michael F. Morrissey	X	*	X
Mark A. Ruelle
S. Carl Soderstrom, Jr.					X		X

*	Chairperson
Audit Committee.  The committee oversees the integrity of our financial statements and the performance of our internal audit and compliance function, reviews our policies and practices with respect to risk assessment and risk management, including discussing with management our major financial risk exposures and the steps that have been taken to monitor and control such exposures, and serves as our “qualified legal compliance committee” and in that role reviews any report made directly, or otherwise made known, to the committee by an attorney representing our company or our subsidiaries of a material violation of federal or state law. The committee has the sole responsibility for the retention, compensation and oversight of the firm of independent registered public accountants that audits our financial statements and for approving non-audit services performed by our independent registered public accountants. The committee reviews with the independent registered public accountants the scope and results of their audits, as well as our accounting procedures, internal controls and accounting and financial reporting policies and practices, and makes reports and recommendations to the board of directors as it deems appropriate. The committee also determines whether management has established a system to promote the accuracy and completeness of our financial statements and other publicly disclosed information. No member of the committee serves on the audit committee of more than three public companies. The authority and responsibilities of the committee are more fully set forth in the Audit Committee Charter.
The chairman of the committee is Mr. Morrissey. The other members of the committee are Mr. Edwards, Mr. Farley, Mr. Hawley and Mr. Krause. The board of directors has determined that each of the members of the committee meets the experience and independence requirements of the rules of the NYSE. The board of directors has determined that at least one member of the committee possesses the qualifications of an audit committee financial expert as determined under Regulation S-K Item 407(d) of the Securities Exchange Act of 1934 and has designated Mr. Morrissey as that expert.
Compensation Committee.  The committee performs the following functions with respect to compensation for our executive officers, including our named executive officers, as directed by the committee's charter:

•
reviews and makes a recommendation to the Board for our chief executive officer's annual base salary, annual incentive compensation, long-term incentive compensation, employment, severance and change-in-control agreements, if any, and any other compensation, ongoing perquisites or special benefit items;

•	reviews and approves for each officer with policy making responsibilities, his or her annual base salary, annual incentive compensation, long-term incentive compensation, employment, severance and change-in-control agreements, if any, and any other compensation, ongoing perquisites or special benefit items;

•
considers, in determining compensation for each of these officers, corporate and individual goals and objectives relevant to executive compensation, and each officer’s performance in light of these goals and objectives;

•
reviews for each other officer, his or her annual base salary and annual incentive compensation, and approves his or her long-term compensation and any employment, severance and change-in-control agreements;

•	reviews, in consultation with our chief executive officer, compensation and benefit policies generally and approve any equity based plans;

•	evaluates chief executive officer performance and reviews performance of the other officers with policy making responsibilities;

•	reviews, in consultation with our chief executive officer, our management succession plans; and

•	assesses risks arising from the Company's compensation policies and practices and whether any such risks are reasonably likely to have a material adverse effect on the Company.
The charter vests the committee with sole authority to retain and terminate compensation consultants to assist the committee in evaluating and determining executive compensation and fulfilling its other responsibilities. This includes authority to approve all such consultants’ fees and other retention terms. The charter permits the committee to delegate, to one or more of our officers, the authority to make grants of restricted share units to officers without policy making responsibilities. The charter also permits the committee to delegate its authority generally to subcommittees or to the chairman when the committee deems appropriate and in the best interests of the Company.
The Committee’s charter requires approval of the Committee’s recommendation about compensation for the chief executive officer by the full board of directors. To obtain approval, Ms. Carter reports on the Committee’s recommendations, as well as other matters the Committee is addressing, at meetings of the board of directors. She generally reports when the board meets in executive session with only the non-employee directors present. Mr. Chandler excuses Mr. Ruelle when the board is discussing his compensation and at other times that Mr. Chandler considers appropriate so that board members are able to openly discuss officer compensation. A representative of our outside legal counsel for corporate governance matters attends some of these executive sessions. In connection with Ms. Carter’s reports, the board of directors generally receives, or is provided access to, the same market information for compensation of executive officers that is received by the Committee.
Ms. Carter is the chairman of the committee. The other members of the committee are Mr. Hawley, Mr. Isaac, Ms. Lawrence and Mr. Morrissey. Because of their diverse skills and experiences, we believe the committee members are well-qualified to serve on the committee. Ms. Carter serves on the compensation/succession committee of Archer-Daniels-Midland Company. Ms. Carter, Mr. Hawley, Mr. Isaac and Ms. Lawrence have extensive experience with executive compensation matters as a result of their past and current employment as senior executives of substantial businesses. Mr. Morrissey serves on the compensation committee of Waddell & Reed Financial, Inc. and has extensive experience with accounting and tax issues related to executive compensation as a result of his prior work as a partner of Ernst & Young LLP. More detailed information regarding the committee’s processes and procedures is provided under “Compensation Discussion and Analysis” below.
Finance Committee.  The committee assists us in effectively managing our financial affairs, including the establishment of appropriate capital and operating budgets, financial forecasts and dividend policies. The committee also assists in evaluating financial and other business transactions. The authority and responsibilities of the committee are more fully set forth in the Finance Committee Charter.
The chairman of the committee is Mr. Krause. The other members of the committee are Ms. Carter, Mr. Isaac and Mr. Soderstrom.

Nominating and Corporate Governance Committee.  The committee identifies, reviews and recommends nominees for election to our board of directors, recommends directors for appointment to committees, recommends procedures through which director independence may be determined, oversees the evaluation of director performance and compensation, develops and recommends corporate governance guidelines to the board of directors and oversees compliance with our Corporate Governance Guidelines and our Code of Business Conduct and Ethics. The authority and responsibilities of the committee are more fully set forth in the Nominating and Corporate Governance Committee Charter.
The committee considers many attributes in evaluating prospective candidates or current directors for nomination or re-nomination to the board of directors including, among others, experience as a chief executive officer, utility or regulated industries experience, financial or accounting skills or oversight experience, legislative or regulatory experience, other public company experience, and involvement in community affairs. The committee periodically assesses the current composition of the board of directors and whether the background, knowledge, experience and diversity of the current members are sufficient to effectively oversee our affairs. To assist in this assessment, the Committee maintains an inventory of the competencies and qualifications of each director. In light of this assessment the committee considers the personal characteristics and background of prospective candidates or current directors, including, among other factors, their character, reputation for personal integrity and adherence to the highest ethical standards, business acumen and judgment and senior leadership experience with a record of increasing levels of responsibility in business or industry. The prior performance of current directors is considered when evaluating them for re-election.
Although the committee does not have a formal policy with respect to director diversity, the committee recognizes that a board with a diverse set of skills, experiences, specialized knowledge and perspectives will enhance the quality of the board’s deliberations and decisions and best serve the interests of our shareholders, customers, employees and other constituencies. In evaluating the board’s diversity, the committee may consider the board’s diversity in its broadest sense, reflecting, but not limited to, age, geography, gender and ethnicity.
The committee may employ an executive search firm from time to time to assist in the identification and recruitment of new directors.
The committee will consider a candidate for director suggested by a shareholder by applying the criteria described above and the independence standards attached as Annex A to our Corporate Governance Guidelines. If nominated, we will identify the candidate and the shareholder (or group of shareholders) recommending the candidate in our next proxy statement. If a shareholder wishes the committee to consider an individual as a candidate for election to the board of directors, the shareholder must submit a proper and timely request as specified in the “Submitting Director Recommendations to the Nominating and Corporate Governance Committee” section of this proxy statement.
The chairman of the committee is Ms. Lawrence. The other members of the committee are Mr. Edwards, Mr. Farley and Mr. Soderstrom. The board of directors has determined that each member of the committee is independent, based on our independence standards and those of the NYSE applicable to determining independence for members of an audit committee.
Non-Employee Director Stock Ownership
In 2012, non-employee directors were encouraged to own a minimum number of shares of our common stock equal to eight times the $25,000 annual cash retainer earned by non-employee directors (a total of $200,000), divided by the closing price of our common stock on the last trading day of the prior year ($28.78). For 2012, the minimum number of shares required to be held was 6,949 shares. In October of 2012, the board approved an increase to the compensation of non-employee directors and adjusted the formula for calculating the minimum number of shares of common stock to five times the $60,000 annual cash retainer earned by non-employee directors (a total of $300,000). For 2013, the minimum number of shares is 10,482 shares, based on the multiple of five times the $60,000 annual cash retainer ($300,000), divided by the closing price of our common stock on December 31, 2012 ($28.62). (See the section "Director Compensation" for more information regarding the changes to our non-

employee director compensation for 2013.) The minimum number of shares for the chairman of the board is the same as the number of shares for the other non-employee directors irrespective of the larger stock award made to the chairman of the board. Non-employee directors may accumulate the number of shares necessary to meet the minimum stock ownership level during the first five years after becoming a director. All of our non-employee directors either own the minimum number of shares or are within their first five years of service and accumulating shares.
We also expect all directors to comply with all federal, state and local laws regarding trading in our securities and disclosing material, non-public information. We have procedures in place to assist directors in complying with these laws.
Board of Directors’ Self-Evaluation
The board of directors conducts a self-evaluation of its performance annually. The evaluation includes a review of the board’s composition, responsibilities, structure, processes and effectiveness. Each committee of the board of directors conducts a similar self-evaluation with respect to such committee.
Director Orientation and Education
Each individual, upon joining the board of directors, is provided with an orientation regarding the role and responsibilities of the board of directors and our business. As part of this orientation, new directors meet with members of our senior management.
The board of directors is also committed to the ongoing education of its members. From time to time, our officers and other managers present and discuss information with the board of directors regarding their respective areas. Moreover, our directors are encouraged to attend no less frequently than every other year, at least one director education program. We reimburse the directors for fees and expenses associated with attending educational programs.

AUDIT COMMITTEE REPORT
The Audit Committee of the board of directors (the “Committee”) is composed entirely of directors who are independent under the NYSE listing standards. In addition, each member has the accounting or related financial management experience required under the NYSE listing standards. Our board of directors has determined that at least one member of the Committee possesses the qualifications of an audit committee financial expert as determined under Regulation S-K Item 407(d) of the Securities Exchange Act of 1934 and has designated Mr. Morrissey as that expert. The Committee operates under a written charter adopted by the board of directors that was last amended by the Committee and approved by the board of directors on December 16, 2009. A copy of the Committee’s charter is available from the Company’s Corporate Secretary and made available on the Company’s Internet website at www.westarenergy.com. As required by the charter, the Committee reviews and reassesses the charter annually and recommends any changes to the board of directors for approval.
During 2012, at each of its regularly scheduled meetings, the Committee met in separate private sessions with the senior members of the Company’s financial management team, the Company’s chief audit executive and the Company’s independent registered public accounting firm. An executive session with only the members of the Committee in attendance was also held at each of these meetings. The Committee’s agenda is established by the Committee’s chairman and the Company’s chief audit executive.
Under the Committee’s charter, the Committee has the responsibility to, among other tasks, monitor and provide oversight of management’s preparation of the Company’s financial statements and management’s performance in establishing and maintaining an appropriate system of internal controls related to the financial reporting process. The Committee also has the responsibility to review the qualifications, independence and performance of the Company’s independent registered public accounting firm. The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to whether they are presented fairly, in all material respects, in conformity with accounting principles generally accepted in the United States of America. The independent registered public accounting firm is also responsible for expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. This opinion is based on an audit conducted by the independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board. During 2012, the Company’s independent registered public accounting firm was Deloitte & Touche LLP.
In performing its functions, the Committee acts only in an oversight capacity and relies necessarily on the work and assurances provided to it by management and on opinions made to it by the Company’s independent registered public accounting firm in its report. Accordingly, the oversight provided by the Committee should not be considered as providing an independent basis for determining that management has established and maintained appropriate internal controls related to the financial reporting process, that the financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, or that the audit of the Company’s financial statements and effectiveness of the Company’s internal control over financial reporting by the independent registered public accounting firm has been carried out in accordance with the standards of the Public Company Accounting Oversight Board.
In fulfilling its responsibilities for the year ended December 31, 2012, the Committee has met with the Company’s management, the Company’s chief audit executive and the Company’s independent registered public accounting firm to review the audited financial statements that are included in the Annual Report on Form 10-K for the year ended December 31, 2012, including a discussion of the reasonableness of significant accounting judgments and estimates, the overall quality and adequacy of the Company’s internal controls over financial reporting, and the organizational structure and responsibilities of the Company’s internal audit function.
The Committee and members of the Company’s management discussed with the independent registered public accounting firm matters required to be discussed by the auditor with the Committee and others charged with governance responsibilities under Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charged with Governance), and other regulations. The Committee received and discussed with the independent registered public accounting firm its annual written report on the auditor’s independence from the

Company and its management, which is required by applicable requirements of the Public Company Accounting Oversight Board, regarding the firm’s communications with the Committee concerning independence. The Committee considered whether the non-audit services provided by the independent registered public accounting firm to the Company during 2012 were compatible with the auditor’s independence.
The Committee has appointed Deloitte & Touche LLP to act as the Company’s independent registered public accounting firm and to examine the Company’s financial statements, and those of its subsidiaries, for the year ending December 31, 2013 and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2013. The Committee’s selection of Deloitte & Touche LLP took into account the Committee’s review of Deloitte & Touche LLP’s qualifications as the independent registered public accounting firm for the Company. In addition, the review included matters required to be considered under the Securities and Exchange Commission’s rules on auditor independence, including the nature and extent of non-audit services. In the Committee’s business judgment, the nature and extent of non-audit services performed by Deloitte & Touche LLP during 2012 did not impair the firm’s independence.
In reliance on the reviews and discussions detailed in this report and the report of the independent registered public accounting firm, the Committee has recommended to the board of directors, and the board of directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and that such report be filed with the Securities and Exchange Commission.
The Audit Committee
Michael F. Morrissey, Chairman
R.A. Edwards III
Jerry B. Farley
Richard L. Hawley
Arthur B. Krause

BENEFICIAL OWNERSHIP OF VOTING SECURITIES
Certain Beneficial Owners of Common Stock
The following table sets forth certain information regarding beneficial ownership of our common stock on February 15, 2013 by each person who is known by us to own beneficially more than 5% of the outstanding shares of common stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (1)
Common Stock	BlackRock, Inc.(2) 40 East 52ndStreet, New York, NY 10022	6,996,345	5.52%
Common Stock	The Vanguard Group (3) 100 Vanguard Blvd. Malvern, PA 19355	7,017,198	5.53%

(1)	Based on the number of shares of our common stock outstanding on February 15, 2013.

(2)
As reported in a Schedule 13G/A filed with the SEC on February 11, 2013 by BlackRock, Inc., BlackRock Japan Co. Ltd., BlackRock Advisors (UK) Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Asset Management Ireland Limited, BlackRock Advisors, LLC, BlackRock Investment Management (UK) Limited, BlackRock Investment Management, LLC, and BlackRock International Limited.

(3)	As reported in a Schedule 13G filed with the SEC on February 12, 2013 by The Vanguard Group, Vanguard Fiduciary Trust Company, and Vanguard Investments Australia, Ltd.

Security Ownership of Management
The following information relating to the ownership of shares of our common stock is furnished with respect to each of our current directors and named executive officers individually, and with respect to our current directors and executive officers as a group, as of February 15, 2013.

	Shares Beneficially Owned (1)		Percent of Class	Restricted Share Units (2)		Total
Outside Directors
Mollie H. Carter	50,853		*	—		50,853
Charles Q. Chandler IV	67,826	(3)	*	—		67,826
R.A. Edwards III	79,076	(4)	*	—		79,076
Jerry B. Farley	22,758		*	—		22,758
Richard L. Hawley	8,710		*	—		8,710
B. Anthony Isaac	30,169		*	—		30,169
Arthur B. Krause	25,349	(5)	*	—		25,349
Sandra A.J. Lawrence	30,536		*	—		30,536
Michael F. Morrissey	22,041		*	—		22,041
S. Carl Soderstrom, Jr.	7,057		*	—		7,057
Management
Mark A. Ruelle	90,371	(6)	*	57,954		148,325
Douglas R. Sterbenz	40,305		*	28,600		68,905
Greg A. Greenwood	11,772		*	15,642		27,414
Anthony D. Somma	15,156		*	15,330		30,486
James J. Ludwig	20,355		*	12,800		33,155
All directors and executive officers as a group (18 individuals)	649,560	(7)	*	153,901	(8)	803,461	(7)(8)

*	Represents less than 1% of our outstanding common stock.

(1)
Includes beneficially owned shares held in our employee 401(k) savings plans, shares deferred under our Long Term Incentive and Share Award Plan in a stock for compensation program that was discontinued in 2001 and shares deferred under our Non-Employee Director Deferred Compensation Plan.

(2)
While not required to be reported, we include unvested time-based restricted share units held by executive officers because we believe this demonstrates how the interests of our executive officers and shareholders are aligned.

(3)	Includes 5,767 shares of out common stock that are held in a parental trust of which Mr. Chandler is a co-trustee.

(4)	Includes 2,997 shares of our common stock that are held by Mr. Edwards’ spouse. These shares are not subject to Mr. Edwards’ voting or investment power.

(5)	Includes 4,000 shares of our common stock that are held in a trust of which Mr. Krause and his spouse are the trustees and Mrs. Krause is the beneficiary.

(6)	Includes 18,317 shares held in a trust in the name of Mr. Ruelle’s spouse, of which Mr. Ruelle and his children are beneficiaries.

(7)	Includes 127,226 shares of our common stock held by three other executive officers and shares referred to in items (3) through (6) above.

(8)	Includes 23,575 unvested time-based restricted share units held by three other executive officers.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This section provides a discussion and analysis of our philosophy and objectives for compensation of our named executive officers, the process we utilize when annually reviewing executive compensation, and the elements of our executive compensation program. This discussion is generally applicable to all of our officers. Compensation data for each of our named executive officers appear in the Summary Compensation Table and the other tables appearing immediately after this section.
Executive Summary
Philosophy.  Our executive compensation philosophy is to provide a straightforward executive compensation program providing a total compensation opportunity for our officers, as a group, approximating the market median for officers of peer utilities, to reward company and individual officer performance, and to strongly align the interests of our officers with those of our shareholders. No changes were made in 2012 to the structure of our executive compensation program.
Our executive compensation program consists of the following primary elements:

•	base salary;

•	long-term incentive compensation in the form of time-based and performance-based restricted share units with three-year vesting and performance measurement periods; and

•
retirement and other benefits made available through our company-wide benefit plans supplemented by a retirement benefit restoration plan that results in officer retirement benefits being calculated on the same basis as retirement benefits for other covered employees.

Though customary in our industry and among our peers, we do not pay our officers annual cash incentives.
Features.  Our Compensation Committee (the “Committee”), which administers our executive compensation program, believes the following features of the program are especially important in supporting the program’s philosophy and objectives:

•	market median compensation is based primarily on data obtained by Towers Watson from its annual survey of energy services companies, with the data adjusted based on revenues;

•	the reasonableness of the survey data is corroborated by comparing it to compensation data for a peer group that is also used to determine relative total shareholder return;

•	individual officer compensation is set based on individual officer considerations such as performance and experience;

•
the program relies on base salary and long-term incentive compensation and as indicated above does not provide an annual short-term incentive, which significantly increases the proportion of an officer’s total compensation consisting of long-term incentive compensation;

•
50% of long-term incentive compensation is comprised of performance-based restricted share units with performance and vesting tied to our relative total shareholder return measured over a three year period;

•
performance-based restricted share units pay out in a range from zero to 200% of the target level, depending upon whether our total shareholder return is above or below the targeted total shareholder return of a peer group measured over the applicable performance period;

•	each officer is required to own shares of our common stock valued at one to five times his or her base salary;

•	officers do not receive any perquisites;

•	officers do not have employment agreements;

•
the change in control agreements with our officers have only “double-trigger” provisions (that is, benefits would be paid under the change in control agreements only if the officer’s employment terminates for qualifying reasons following the change in control) and payments under these agreements are capped to avoid excise taxes; and

•	the Committee relies on an independent compensation consultant engaged by and reporting directly to the Committee.
Total Shareholder Return Performance.  Though we delivered strong financial results in 2012, for the three-year performance period ended in 2012, total shareholder return was below the median total shareholder return of our peer group. As a result, performance-based restricted share units with performance tied to total shareholder return for this period paid out at only 70% of the target level, as shown in the table below. Please see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in our 2011 and 2012 Annual Reports on Form 10-K for more detailed descriptions of our financial results for the fiscal years within this three-year performance period.

	Total Shareholder Return Relative to Peer Group	Payout of Performance- Based Restricted Share Units
2010-2012 Target	50th percentile	100% of target
2010-2012 Actual	40th percentile	70% of target
Compensation Actions Taken During 2012.  In February, the Committee, as part of its annual executive compensation review processes:

•	approved increases in base salaries for our named executive officers and other officers;

◦	two of the named executive officers new to their positions in 2011 due to officer turnover received increases to move their salaries closer to the market median; and

◦	aggregate base salaries for all officers remained at approximately the same level as the prior year.

•	approved annual long-term incentive compensation for our named executive officers and other officers;

◦	50% time-based restricted share units with three-year vesting; and

◦	50% performance-based restricted share units with three-year vesting and performance measurement periods, and with performance measured by our total shareholder return relative to a peer group.
Consideration of Results of 2012 Shareholder Advisory Votes.  In May 2012, we provided our shareholders with an advisory vote on the 2011 named executive officer compensation as disclosed in our 2012 annual meeting proxy statement (a “say-on-pay” vote). Approximately 96% of the votes cast, excluding abstentions and broker non-votes, were in favor of the 2011 compensation of our named executive officers. The Committee regarded this result as evidence of strong shareholder support of our executive compensation philosophy and considered the advisory vote as a factor in its decision to continue our current executive compensation program.
Based on the preference indicated by our shareholders in May 2011, our Board of Directors has adopted a policy to hold the “say-on-pay” vote each year at the annual meeting of the shareholders.
Executive Compensation Objectives
In furtherance of our philosophy described above, the principal objectives of our executive compensation program are to:

•	provide a total compensation package that is competitive among our peers and will attract and retain a talented executive team;

•	recognize strong performers;

•	create long-term shareholder value;

•	align our officers’ interests with those of our shareholders;

•	encourage a stable management team; and

•	motivate executives with appropriate incentives.
Overall, our executive compensation program is intended to provide a total compensation opportunity for our officers as a group that approximates the market median compensation opportunity at peer utilities, while also providing the Committee the flexibility to recognize relative individual performance. Because of its focus on stock-based compensation and the creation of long-term shareholder value, the Committee believes this compensation program is especially suited to our mission and business as a regulated electric utility where we believe a long-term perspective should motivate most of our decisions and plans.
Executive Compensation Process
Compensation Program Review. To ensure that our compensation policies and practices are consistent with our compensation philosophies and objectives, from time to time throughout the year the Committee assesses and analyzes our executive compensation program, including each named executive officer’s compensation. As part of this process, the Committee obtains market information about compensation at other utilities and energy companies and obtains independent analysis and recommendations on competitive market practices from Meridian Compensation Partners, LLC (“Meridian”), an independent compensation consultant engaged by and reporting to the Committee.
As a starting point for officer compensation decisions, an aggregate compensation pool for the named executive officers and all of our other officers, but excluding the chief executive officer, is determined based on the median level of target annual total compensation in the market data for the comparable positions held by our officers. (See below under “Benchmarking” for a more detailed discussion regarding the market data used and related methodology.) The aggregate pool of restricted share units comprising the long-term incentive is calculated based on the aggregate difference between total compensation and base salary for all officer positions. The Committee provides guidance to management about the size of the aggregate pool for officer base salaries and the amount of annual increases in this pool after the Committee’s review of the market data.
The aggregate compensation pool is allocated among the officers other than our chief executive officer based primarily on the recommendations of our chief executive officer, but subject to review and approval by the Committee. For the chief executive officer’s compensation, the Committee develops a range of compensation for the full board of directors to consider in light of the full board’s evaluation of the chief executive officer’s performance. Differences among officers in base salary and target annual total compensation reflect differences in median compensation levels for similar positions at comparably sized utilities, each officer’s experience, the scope of his or her responsibilities, and the Committee’s or the chief executive officer’s subjective evaluation of an officer’s relative contribution, performance and consideration in our succession plans. Base salary and target annual total compensation may also take into account situations where we have assigned an officer to take on a cross-training assignment.
We have a history of developing and promoting executives from within the company. As a result, compensation levels for our officers often begin significantly below the market median for their respective positions. Depending upon their performance, for the first few years in their new roles these officers may receive proportionately larger increases in their compensation to move their salaries close to the market median.
Without adopting a formal written policy regarding the relationship of compensation among our officers or other employees, in setting base salary and target annual total compensation, the Committee may take into account the appropriateness of the compensation of an individual officer relative to the compensation of our other officers. The Committee is aware that officers may sometimes have substantial duties beyond those duties typically associated with their benchmark position, and while it is not currently the Committee’s practice to adjust compensation for these additional duties, the Committee may in the future decide to make adjustments to compensation that it believes appropriate to compensate officers for duties not associated with benchmark positions.

Benchmarking. To provide competitive total compensation, the Committee considers national market information about base salaries and other compensation from two sources. The Committee believes it is appropriate to look at national market data because we compete for executive talent on a national basis.
In 2012, the Committee relied principally on market information provided by Towers Watson derived from Towers Watson’s 2011 Energy Services Industry Executive Compensation Database. We refer to this database as the “Towers Watson Database.” The database is an annual compilation of compensation for executive officer positions at a broad group of energy and utility companies nationwide prepared by Towers Watson. The companies included in the Towers Watson Database are listed on Appendix A to this proxy statement. After discussing each position with management, including the duties and responsibilities associated with each position, Towers Watson obtained data from its database for positions that in its judgment most closely corresponded to the positions held by our officers. Towers Watson then aggregated the data for the identified positions and adjusted it using recognized statistical methods to account for the different total revenues of the companies in its database as compared to our revenues. Meridian reviewed this market data to ensure that Towers Watson's methodology was consistent with our executive compensation philosophy. The reports provided to the Committee showed market information for base salary and target annual total compensation for each benchmark position at the market median.
As an additional point of reference, the Committee also reviewed data derived by Meridian from the proxy statements for companies in a peer group established by the Committee in 2009. This is the same peer group used to measure relative total shareholder return for performance-based restricted share units. There was no change in this peer group in 2012 when compensation decisions were made. The proxy data was used to compare the compensation levels of our named executive officers against the compensation of corresponding named executive officers of companies in the peer group. This comparison allowed the Committee to evaluate the reasonableness of the survey data and of our compensation program. The Committee may make compensation adjustments based on this comparison. The companies included in this peer group are listed below.

Company	2012 Revenues ($ billions)		Company	2012 Revenues ($ billions)
Alliant Energy Corp.	3.1		NSTAR	2.9	*
Ameren Corporation	6.8		NV Energy, Inc.	3.0
Avista Corp.	1.5		Pinnacle West Capital Corp.	3.3
Black Hills Corporation	1.2		PNM Resources, Inc.	1.3
Cleco Corporation	1.0		Portland General Electric Company	1.8
DPL, Inc.	1.7	**	TECO Energy, Inc.	3.0
Great Plains Energy, Inc.	2.3		Unisource Energy Corp.	1.5
IDACORP, Inc.	1.1		Wisconsin Energy Corp.	4.2
Northwestern Corp.	1.1
			Peer group median	1.8
			Westar Energy, Inc.	2.3

*	2011 revenues are included because the company was acquired in 2012 and no 2012 information is available.
**	2011 revenues from 2011 FERC Form 1 are included because the company was acquired in late 2011.

In October 2012, the Committee approved changes to the peer group because two companies, DPL, Inc. and NSTAR, had been acquired. These two companies were removed and SCANA Corporation, OGE Energy Corp. and Vectren Corporation were added to the peer group. These changes will be effective for compensation decisions made in 2013.
Executive Officer Compensation Program Structure
Components.  Our 2012 officer compensation program contained three principal elements.

Program Element	Element Objectives	Element Features
Base Salary	• Provide competitive level of fixed cash compensation • Recognize strong performers
• Evaluated in relation to market median reflecting factors unique to each officer’s role and responsibilities
• Adjustments based on subjective evaluation of performance and responsibilities, as well as internal equity
• No short-term incentive

Restricted Share Units	• Create long-term shareholder value • Align compensation with shareholder interests • Promote management team stability • Provide appropriate incentives
• 50-50 allocation of time-based and performance-based restricted share units except for mid-year officer promotions
• Performance-based units pay out between zero and 200% of target based on relative total shareholder return compared to peer group

Pension and Other Benefits	• Provide competitive total compensation package	• 401(k) plan matching • Group life insurance • Pension plan • Retirement Benefit Restoration Plan

Consistent with our compensation philosophy and objectives, a significant portion of our officers’ annual total compensation is at risk or in the form of long-term incentives that align the interests of our officers with those of our shareholders. Approximately 36% of the target annual total compensation approved for Mr. Ruelle in February 2012 was in the form of performance-based restricted share units with performance tied to our total shareholder return and approximately 36% of the target annual total compensation was in the form of time-based restricted share units. In the aggregate, approximately 60% of the target annual total compensation approved for our other named executive officers in February 2012 was in the form of these long-term incentives. The following charts indicate the allocation of 2012 target annual total compensation approved in February 2012 between base salary and restricted share units for Mr. Ruelle and our other named executive officers.

Allocation of Mr. Ruelle's 2012 Target Annual Total Compensation

Base Salary 29%	Time-Based RSUs 35.5%	Performance-Based RSUs 35.5%

Aggregate Allocation of Other NEO 2012 Target Annual Total Compensation

Base Salary 40%	Time-Based RSUs 30%	Performance-Based RSUs 30%

Base Salary.  Base salary provides our officers competitive fixed cash compensation. While the aggregate amount of the base salaries for all of the officers (named executive officers and all other officers) is targeted at approximately the market median, base salaries for individual officers are set above or below the market median for the reasons discussed above.
The Committee reviews base salaries annually. In February 2012, the Committee considered an adjustment to the compensation of Mr. Ruelle. Mr. Ruelle made no recommendation regarding his own compensation, nor was he present in any discussions or presentations regarding his compensation. The Towers Watson market information provided to the Committee showed that Mr. Ruelle’s base salary approved in 2011 was below the market median base salary. The Committee decided to increase Mr. Ruelle’s base salary from $650,000 to $680,000. The market information that Towers Watson provided to the Committee indicated that after this adjustment, Mr. Ruelle’s new base salary would remain slightly below the market median base salary.
In February 2012, the Committee also approved increases in base salaries for our other named executive officers. The approved increases, which were based in part on the recommendations of Mr. Ruelle, raised the aggregate amount of the base salaries for these officers to a level that was slightly below the market median and reflected the Committee’s objective of providing a competitive executive compensation program in light of prevailing business and economic conditions. Prior to these increases, the base salaries for two of these officers were significantly below the market median because they were promoted to their positions in 2011. The increases for these two officers moved them closer to the market median.
Taking into account these adjustments, the following table shows prior base salaries and the new base salaries for the named executive officers as approved by the Committee in February 2012.

Name	Prior Base Salary ($)	February 2012 Base Salary ($)
Mark A. Ruelle	650,000	680,000
Douglas R. Sterbenz	465,000	475,000
Greg A. Greenwood	260,000	315,000
Anthony D. Somma	255,000	315,000
James J. Ludwig	263,000	290,000
Annual Cash Incentive.    Though we believe unusual for the utility industry, our executive compensation program does not include an annual cash incentive component. The Committee believes the overall compensation program is appropriately performance-based without an annual cash incentive because of the potential for appreciation in the price of our common stock received when restricted share units vest, and the potential for above or below target payouts of performance-based restricted share units. The Committee has considered this issue from time to time in the past and may revisit this issue again in the future. Because our executive compensation program does not include an annual cash incentive, total cash compensation for our officers is typically significantly less than the relevant market median of total cash compensation. Moreover, because pension benefits are typically calculated based on total cash compensation, we believe pension benefits for our executives are similarly significantly less than the relevant market median for pension benefits.
Long-Term Incentive Compensation.
Overview. The Committee approves long-term incentive compensation for our officers and other key employees who we believe are in a position to make positive contributions to our long-term performance and to create shareholder value through the development and execution of our business strategies. For 2012, 50% of the named executive officers’ long-term incentive is in the form of time-based restricted share units and the other 50% is in the form of performance-based restricted share units. Because we do not provide an annual cash incentive, restricted share units make up a larger percentage of the target annual total compensation of our officers than does the long-term incentive compensation component of the target annual total compensation for officers of our peer group.

The Committee believes restricted share units accomplish our executive compensation program objectives because they:

•	align the interests of management directly with those of our shareholders;

•	focus management’s efforts on performance that will create long-term shareholder value and sustain increases in the price of our common stock and our ability to pay dividends;

•	provide a competitive long-term incentive opportunity; and

•	provide a retention incentive for key employees because the restricted share units vest over time and will be forfeited in whole or in part if an officer’s employment terminates prior to vesting.
Our time-based restricted share units are designed to provide total compensation below the target market median if our common stock price significantly decreases after approval, but above the target market median if our common stock price significantly increases. The Committee believes this design also provides an incentive to our officers to continue their employment with us for the duration of the vesting period, thus providing us with continuity and stability of management.
Performance-based restricted share units compensate an officer based on relative total shareholder return, which is a measure of our stock price appreciation and dividend payments relative to those of a peer group. The Committee settled on relative total shareholder return as an appropriate performance measure because this measure focuses our officers on creating long-term shareholder value when developing and implementing strategic plans. The Committee believes that the risk and reward inherent in performance-based restricted share units provides an appropriate incentive for officers to manage the Company in the long-term interests of shareholders without encouraging inappropriate risk taking.
Process for Determining Long-Term Incentives.  Annually, the Committee reviews base salaries and target annual total compensation of our officers. The dollar amount of long-term incentive compensation is target annual total compensation less base salary. To determine the number of restricted share units, we use the average closing price of our common stock for the twenty trading days preceding the first day of the performance period, which customarily has been the first day of the year. Decisions related to the approval of long-term incentives are made independently of announcements of material information or stock price as of any particular date.
Restricted Share Unit Terms.  Each restricted share unit represents the right upon vesting to receive one share of our common stock. Prior to vesting, each time-based restricted share unit gives the holder the right to receive a cash payment equal to each dividend paid on one share of our common stock and which is paid at the same time as our common stock dividend. This right to receive a cash payment is referred to as a dividend equivalent. Dividend equivalents change when we change the dividend paid on our common stock. In the case of performance-based restricted share units, dividend equivalents are paid following vesting, but only to the extent vesting actually occurs.
Time-based restricted share units vest in three years based solely on the officer’s continued employment through the vesting date. Performance-based restricted share units vest in three years, subject to satisfaction of performance measures tied to our total shareholder return relative to the total shareholder return for a peer group over the three-year performance period. Total shareholder return is equal to the difference between the value of a share of common stock at the beginning and end of the three-year performance period, plus dividends paid as if reinvested in stock. For this measure, our total shareholder return is compared to total shareholder return of a peer group for the same three-year period. See “Benchmarking” above for a list of the companies included in our peer group. The relative total shareholder return targets, and the corresponding payouts expressed as a percentage of the target number of performance-based restricted share units, are as follows:

Relative TSR Performance	Percentage Payout
90th percentile or above	200%
50th percentile to 90th percentile	100% to 200%
25th percentile to 50th percentile	25% to 100%
Below 25th percentile	0%

Interpolation is used to determine payouts if relative total shareholder return falls between the percentiles shown above.
Vesting of all restricted share units is subject to the officer’s employment with us continuing uninterrupted through the vesting date, except that a prorated portion of the restricted share units will vest on the scheduled vesting date if the officer’s employment terminates as a result of death, disability or retirement. Retirement means termination of an officer’s employment after reaching age 60 and ten years of service. Additionally, in the event of a change in control, all restricted share units will vest as of the date of the change in control. See “Potential Payments Upon Termination or Change In Control” below.
2012 Approvals.  In February 2012 the Committee approved long-term incentives for officers, including the named executive officers, as reflected in the following table:

Name	2012 Target Annual Total Compensation ($)(1)	2012 Time-Based Restricted Share Units (#)	2012 Performance- Based Restricted Share Units (Target) (#)
Mark A. Ruelle	2,325,000	29,700	29,700
Douglas R. Sterbenz	1,325,000	15,350	15,350
Greg A. Greenwood	750,000	7,850	7,850
Anthony D. Somma	750,000	7,850	7,850
James J. Ludwig	645,000	6,400	6,400

(1)
These amounts consist of base salary plus the value of the target annual long-term incentive. The value of the target annual long-term incentive is calculated using the average closing price of our common stock for the twenty trading days immediately preceding January 1, 2012 of $27.70 per share.

Pension and Other Benefits
Other Benefit Programs and Perquisites.  Our officers have the opportunity to participate in employee benefit programs available to all of our non-union employees, including the employees’ 401(k) savings plan, medical, dental and life insurance programs, a defined benefit pension plan and assistance with moving expenses in some instances. Additionally, as explained below under “Pension and Retirement Plans,” our officers are eligible to participate in a retirement benefit restoration plan adopted in 2010 that replaces benefits lost under our pension plan because of limitations on benefits imposed by the Internal Revenue Code. Officers, including the named executive officers, do not receive any “perquisites” or special benefits such as car allowances, discretionary allowances, personal expense reimbursements, personal use of aircraft or personal club memberships.
From time to time, in various circumstances, such as when an officer retires below age 60 or retires after age 60 but without ten years of service, the Committee considers one time payments or other arrangements, including the accelerated vesting of restricted share units, that it considers appropriate. No such payments or arrangements were made in 2012.
Pension and Retirement Plans.  Our officers, including the named executive officers, participate in the same defined benefit pension plan that we make available to all of our employees.
Our named executive officers also participate in a retirement benefit restoration plan adopted by the Committee and our board of directors in 2010. We adopted this plan because of limitations on benefits imposed by the Internal Revenue Code, and in order to increase the competitiveness of the retirement benefits provided by our executive compensation in comparison to the benefits provided to executive officers of most other utilities including all of the companies in our peer group. As a result of having this plan, the retirement benefits for named executive officers are calculated on the same basis as benefits for other covered employees. Because pension benefits are typically calculated based on total cash compensation, and because our executive compensation program does not include an annual cash incentive, we believe pension benefits for our executives are significantly less than the relevant market median for pension benefits.

Mr. Ruelle was an officer of our company earlier in his career, before he left and was later rehired. He accrued vested benefits for his prior period of employment under an executive salary continuation plan. He is not accruing additional benefits under this plan in connection with his current employment, and none of the other named executive officers are accruing benefits under this plan. Please see “Pension Benefits” below for a more detailed discussion of the benefits provided to Mr. Ruelle under this plan. The Committee has not taken into account these benefits related to a prior period of employment in setting current compensation for Mr. Ruelle, although the Committee did consider these benefits in its evaluation of the adoption of the retirement benefit restoration plan discussed above.
Change in Control Agreements. Our general philosophy is that an officer at termination of employment should only be paid compensation earned to the date of termination, except in the event of a change in control. The possibility of a change in control can create uncertainty and generate questions among management that may result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. Accordingly, the Committee and the board of directors have taken steps to both minimize the risk that our officers will depart prior to a change in control, and to reinforce and encourage the continued attention and dedication of officers to their assigned duties without distraction in circumstances arising from the possibility of a change in control. The board of directors believes it important, in the event we or our shareholders receive a proposal for transfer of control, that our officers be able to continue their management responsibilities without being influenced by the uncertainties of their personal situations. The board of directors authorized change in control agreements for all of our officers.
The board of directors believes that the payments that could be made under the change in control agreements are reasonable because of the amounts involved and, among other things:

•
no cash payments are made to executive officers unless there is both a change in control and subsequently a qualifying change in employment (this is commonly referred to as a “double-trigger” provision);

•	the agreements provide for a two times payment multiple;

•	if necessary to avoid tax penalties, the payments are reduced to the maximum amount that can be paid without triggering tax penalties;

•	there are no “gross-up” payments to executive officers for taxes they would incur as a result of receiving the change in control payments; and

•	we have the right to terminate the agreements with 180 days notice at any time prior to an event that would lead to a change in control.
Please see “Potential Payments Upon Termination or Change in Control” below for a more detailed description of the terms of the change in control agreements and the amount of the benefits payable to each of our named executive officers in the event of the termination of his employment for various reasons following a change in control.
Deferred Compensation.  We do not currently have a deferred compensation plan for cash compensation paid to any of our officers. However, we have a plan that authorizes the Committee, at its discretion, to permit officers to defer the receipt of shares of common stock that would otherwise be issued upon the vesting of restricted share units, when we would not otherwise be able to take a related tax deduction.
Executive Compensation Administration
Compensation Committee.  The Committee assists our board of directors in administering our executive compensation program. The responsibilities assigned to the Committee by its charter are summarized earlier in this proxy statement under the heading “Board Meetings and Committees of the Board of Directors-Compensation Committee.” The Committee meets frequently, both in conjunction with regularly scheduled meetings of the board of directors and in special meetings.

Compensation Consultant.  In order to fulfill its duties, the Committee seeks independent advice from a compensation consultant. The Committee has full, independent authority to retain its compensation consultant. The Committee generally looks to the consultant for market information rather than recommendations about the amount of compensation for individual officers. The Committee sometimes discusses a project directly with the consultant, and sometimes provides directions to members of management who then work with the consultant and report back to the Committee. In keeping with the Committee’s practice of continuing oversight of our executive compensation program, the compensation consultant is retained throughout the year and typically attends the Committee’s regular and special meetings in person or telephonically.
During 2012, the Committee was assisted by Meridian, its compensation consultant. In 2012, management also worked with Towers Watson. Prior to its engagement by the Committee in 2010, Meridian had not provided services to the Committee or the Company. In connection with its assignments in 2012, Meridian provided information to the Committee about market compensation practices in the utility industry and made recommendations related to the executive compensation program. Meridian also worked with management to develop market information for the Committee’s review in connection with the Committee’s consideration in February 2012 of adjustments to officer compensation. In 2012, Meridian also provided information to the Nominating and Corporate Governance Committee about market practices and made recommendations relating to compensation for our non-employee directors. (See the section "Director Compensation" for more information regarding the changes to our non-employee director compensation approved for 2013.) During 2012, Meridian provided no services to us other than those described above.
Management also worked with Towers Watson to develop market information for the Committee’s review in connection with the Committee’s annual consideration of adjustments to officer compensation. In 2012, management also retained Towers Watson on the Company’s behalf to provide actuarial services for our benefit plans. The Towers Watson data was reviewed by Meridian as the Committee’s independent consultant to ensure that Towers Watson's methodology was consistent with our executive compensation philosophy.
Participation of Executive Officers.  Our officers and members of senior management are involved in various aspects of the Committee’s evaluation and determination of officer compensation. Our chief executive officer makes recommendations to the Committee for the compensation of officers other than himself. Some officers, including our chief executive officer, attend portions of Committee discussions about compensation for officers generally and individual compensation for officers other than themselves. As noted above, management may work with compensation consultants to provide information requested by consultants for their reports to the Committee.
Our officers do not work with the board of directors or the Committee in establishing measures or targets that affect their own compensation, although officers did participate in discussions about the performance measures for our performance-based restricted share units. Our officers do not participate in discussions of the Committee or the full board of directors about their own compensation. Further, our officers do not meet with the Committee’s compensation consultants on an individual basis regarding their own compensation.
In the view of the Committee, this involvement by management does not hinder the ability of the Committee to make independent decisions about officer compensation.
Tally Sheets.  The Committee annually reviews a tally sheet for each officer, including each named executive officer, to ensure that the Committee is fully informed about the total compensation and benefits of each officer, including the potential compensation in various scenarios should an officer’s employment be terminated. The tally sheets also help to ensure the Committee is considering all benefits and previously granted restricted share units when making compensation decisions. Each tally sheet is prepared by management with the assistance of our human resources staff and the Committee’s independent compensation consultant and includes a summary of an officer’s compensation including current salary, unvested restricted share units, pension and other benefits.

Other Matters
Stock Ownership Requirements.  Our stock ownership requirements require each officer to own an amount of our common stock having a value equal to a multiple of the officer’s base salary. The multiple ranges from one to five times base salary, depending upon the position of the officer, with a higher requirement for more senior officers. The Committee believes these requirements further align the interests of officers with the interests of our shareholders by ensuring our officers have a significant long-term stake in the Company and are subject to the risks of equity ownership. At the same time, the Committee believes these requirements balance the personal needs of officers to be able to diversify personal assets and investments. We determine whether the requirements have been met using our closing stock price on the last trading day of the immediately preceding calendar year. We expect officers to achieve the applicable ownership requirement, which includes unvested time-based restricted share units but excludes unvested performance-based restricted share units, within five years of their appointment to an officer position.
Each of the named executive officers, with the exception of Messrs. Greenwood and Somma, whose requirements increased as a result of their respective 2011 promotions, has met the current requirements, which are as follows:

Executive Officer	Requirement
Mr. Ruelle	5x
Mr. Sterbenz, Mr. Greenwood, Mr. Somma and Mr. Ludwig	3x

Tax Deductibility of Compensation.  Under Section 162(m) of the Internal Revenue Code, we may not deduct certain forms of compensation in excess of $1 million paid to any named executive officer other than the chief financial officer. Certain performance-based compensation is specifically exempt from the deduction limit. The Committee considers deductibility of compensation for federal income tax purposes in structuring our executive compensation program; however, to maintain flexibility in compensating executive officers in a manner designed to promote our various goals, the Committee may, but does not necessarily, design compensation programs based upon tax consequences. For example, our time-based restricted share units, as currently designed, are not eligible for the performance-based exemption from the Section 162(m) deduction limit. Our performance-based restricted share unit awards are generally intended to be exempt from the deduction limit.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis included in this proxy statement. Based on that review and discussion, the Compensation Committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.
The Compensation Committee
Mollie H. Carter, Chairman
Richard L. Hawley
B. Anthony Isaac
Sandra A.J. Lawrence
Michael F. Morrissey

COMPENSATION OF EXECUTIVE OFFICERS
The following tables, narrative and footnotes discuss the compensation for 2010, 2011 and 2012 of our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark A. Ruelle President and Chief Executive Officer	2012	675,625	1,682,802	116,576	12,331	2,487,334
	2011	566,085	1,662,010	137,742	12,123	2,377,960
	2010	432,500	2,042,180	142,207	11,776	2,628,663
Douglas R. Sterbenz Executive Vice President and Chief Operating Officer	2012	473,542	869,731	232,922	12,437	1,588,632
	2011	463,519	754,058	283,292	12,271	1,513,140
	2010	451,667	2,042,180	327,993	11,888	2,833,728
Greg A. Greenwood Senior Vice President, Strategy	2012	306,979	444,781	159,875	11,758	923,393

Anthony D. Somma Senior Vice President, Chief Financial Officer and Treasurer	2012	306,250	444,781	150,932	11,772	913,735
	2011	226,537	334,147	130,393	10,582	701,659

James J. Ludwig Executive Vice President, Public Affairs and Consumer Services	2012	286,062	362,624	62,061	11,704	722,451
	2011	261,815	364,224	80,363	11,657	718,059
	2010	253,500	1,056,300	59,746	11,465	1,381,011

(1)	See the Compensation Discussion and Analysis section of this proxy statement above for information about adjustments to base salaries in 2012.

(2)
Amounts reflect the aggregate grant date fair value of time-based restricted share units and performance-based restricted share units approved in 2012, as determined in compliance with Financial Accounting Standards Board Codification Topic 718. For additional information about the assumptions we used in calculating these amounts, see Note 11 in our Notes to Consolidated Financial Statements, Employee Benefit Plans, Stock Based Compensation Plans, found in our Annual Report on Form 10-K for the year ended December 31, 2012, which is incorporated herein by reference.

Amounts relate to annual long-term incentives approved for all the named executive officers. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation” for additional information about these long-term incentives and their terms, including vesting conditions that must be met for any compensation to be received and, for performance-based restricted share units, their performance measures, the target payout level, and the payout range, which is between zero and 200% of the target level. These amounts do not reflect actual compensation realized by the named executive officers in 2012 and are not a guarantee of the amount that the named executive officers will receive from the long-term incentives. The actual compensation will be based on our common stock price at vesting and the performance level achieved for the applicable performance period.

The grant date fair value for the time-based restricted share units is determined by multiplying the number of restricted share units granted by the closing stock price on the grant date of the underlying common stock. The grant date fair value for the performance-based restricted share units is based on an accounting value of 104% of the target value for the annual long-term awards. Assuming achievement of the performance goals at the maximum level and the receipt of the maximum number of performance-based restricted share units, the aggregate grant date fair value of the restricted share unit awards in 2012 would be: Mr. Ruelle, $2,478,762; Mr. Sterbenz, $1,281,111; Mr. Greenwood, $655,161; Mr. Somma, $655,161; and Mr. Ludwig, $534,144.

(3)
Amounts reported reflect the aggregate change during 2012 in the actuarial present value of each named executive officer’s accumulated pension benefits. These values do not represent cash received by the named executive officers in the indicated years. The material terms of our pension plans and the assumptions and methods used to determine these amounts are described following the Pension Benefits section of this proxy statement below.

(4)	The following table identifies the amount of each item included in the All Other Compensation column of the Summary Compensation Table with respect to 2012 compensation.

Name	Company Matching 401(k) Plan Contributions ($)	Life Insurance ($) (a)	Taxable Items ($) (b)	Total ($)
Mark A. Ruelle	11,250	909	172	12,331
Douglas R. Sterbenz	11,250	670	517	12,437
Greg A. Greenwood	11,250	374	134	11,758
Anthony D. Somma	11,250	367	155	11,772
James J. Ludwig	11,250	379	75	11,704

(a)	Amounts reflect premiums paid on term life insurance for the benefit of the named executive officers under our group term life insurance plan provided to all non-union employees.

(b)
For Mr. Ruelle, Taxable Items reflects a safety award and associated tax gross-up in a program in which all employees participate. Our practice is to provide a tax gross-up to all participating employees who receive such awards. For Messrs. Sterbenz, Greenwood and Somma, Taxable Items reflects the aggregate value of promotional items (such as shirts, jackets and mugs) received by the named executive officer as a result of participating in company-organized events. For Mr. Ludwig, Taxable Items reflects the value associated with personal use of an air card we provided.

GRANTS OF PLAN-BASED AWARDS
Annual long-term incentives were approved for each of the named executive officers in 2012 consisting of time-based restricted share units and performance-based restricted share units. See “Compensation Discussion and Analysis—Long-Term Incentive Compensation” for information about the terms of these restricted share units.
The following table sets forth information about the grants.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)(2)(3)
		Threshold (#)	Target (#)	Maximum (#)
Mark A. Ruelle	2/23/2012				29,700	826,254
	2/23/2012	—	29,700	59,400		856,548
Douglas R. Sterbenz	2/23/2012				15,350	427,037
	2/23/2012	—	15,350	30,700		442,694
Greg A. Greenwood	2/23/2012				7,850	218,387
	2/23/2012	—	7,850	15,700		226,394
Anthony D. Somma	2/23/2012				7,850	218,387
	2/23/2012	—	7,850	15,700		226,394
James J. Ludwig	2/23/2012				6,400	178,048
	2/23/2012	—	6,400	12,800		184,576

(1)
Represents the aggregate grant date fair value of time-based and performance-based restricted share units in 2012, as determined in compliance with Financial Accounting Standings Board Codification 718. See footnote 2 to the Summary Compensation Table for assumptions used in the calculation of these amounts.

(2)
The grant date fair value of time-based restricted share units reported in the All Other Stock Awards column is determined by multiplying the number of restricted share units by our closing stock price on the grant date ($27.82 on February 23, 2012).

(3)	Restricted share units with a three-year vesting period for time-based restricted share units and a three-year performance period for performance-based restricted share units.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table sets forth information as of December 31, 2012, with regard to unvested restricted share units held by the named executive officers.

	Stock Awards
Name	Number of Shares or Units of Stock that Have Not Vested (#)(1)	Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Mark A. Ruelle	72,454	2,073,633	80,330	2,299,045
Douglas R. Sterbenz	43,100	1,233,522	43,100	1,233,522
Greg A. Greenwood	18,892	540,689	14,250	407,835
Anthony D. Somma	18,830	538,915	14,750	422,145
James J. Ludwig	20,300	580,986	20,300	580,986

(1)	Represents the number of unvested time-based restricted share units. The vesting schedules are shown in the table below.

(2)	Reported market value equals the total number of unvested restricted share units multiplied by our closing stock price on December 31, 2012 of $28.62 per share.

(3)
Represents the target number of performance-based restricted share units that could be earned assuming the target performance criteria are met, except in Mr. Ruelle's case, represents the target number of performance-based restricted share units that could be earned under awards received on February 24, 2010, February 23, 2011, and February 23, 2012, plus the maximum possible number of performance-base restricted share units that could be earned under his August 1, 2011 award. The maximum number is required to be reported for his August 2011 award because the total shareholder return performance through December 31, 2012 exceeded target performance. We are unable to predict whether the total shareholder return performance for the full performance measurement period of August 1, 2011 through December 31, 2013 will meet, exceed or fall short of target performance. The target number of unvested performance-based restricted share units and the associated values for Mr. Ruelle for all his awards would be 68,515 share units valued at $1,960,889.

As of December 31, 2012, restricted share units that had not vested were subject to the vesting schedule indicated in the following table.

Name	Year of Award	Unvested Share Units (#)(1)	Unearned and Unvested Share Units (#)(2)	Vesting Schedule
Mark A. Ruelle	2010 2011 2011 2012	14,500 12,500 15,754 29,700	14,500 36,130 0 29,700	January 1, 2013 January 1, 2014 (3) January 1, 2015
Douglas R. Sterbenz	2010 2011 2012	14,500 13,250 15,350	14,500 13,250 15,350	January 1, 2013 January 1, 2014 January 1, 2015
Greg A. Greenwood	2010 2011 2011 2012	3,250 3,150 4,642 7,850	3,250 3,150 0 7,850	January 1, 2013 January 1, 2014 (4) January 1, 2015
Anthony D. Somma	2010 2011 2011 2012	3,500 3,400 4,080 7,850	3,500 3,400 0 7,850	January 1, 2013 January 1, 2014 (4) January 1, 2015
James J. Ludwig	2010 2011 2012	7,500 6,400 6,400	7,500 6,400 6,400	January 1, 2013 January 1, 2014 January 1, 2015

(1)	Includes time-based restricted share units.

(2)
Includes the target number of performance-based restricted share units that may be earned by the named executive officers if the performance criteria are met, except in Mr. Ruelle's case, represents the target number of performance-based restricted share units that could be earned under awards received on February 24, 2010, February 23, 2011, and February 23, 2012, plus the maximum possible number of performance-base restricted share units that could be earned under his August 1, 2011 award. The maximum number is required to be reported for his August 2011 award because the total shareholder return performance through December 31, 2012 exceeded target performance.

(3)	Time-based restricted share units approved for Mr. Ruelle on August 1, 2011 that vest ratably in one-half increments on August 1, 2013 and August 1, 2014.

(4)	Time-based restricted share units approved for Mr. Greenwood and Mr. Somma on August 1, 2011 that will vest in the following increments: 33% on August 1, 2013 and 67% on August 1, 2014.

OPTION EXERCISES AND STOCK VESTED
The following table sets forth information about the value of shares of our common stock received by the named executive officers as a result of the vesting of restricted share units in 2012.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark A. Ruelle	42,313	1,230,291
Douglas R. Sterbenz	34,437	991,097
Greg A. Greenwood	9,265	269,106
Anthony D. Somma	9,671	280,492
James J. Ludwig	17,812	512,629
The market value of the shares received by the named executive officers is based on our closing stock price on the date of vesting or the trading day immediately preceding the date of vesting in instances where the date of vesting was not a trading day.

PENSION BENEFITS
The following table sets forth, at December 31, 2012, the present value of accumulated benefits payable to the named executive officers under our pension plan, our Executive Salary Continuation Plan and our Retirement Benefit Restoration Plan.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Mark A. Ruelle	Retirement Plan (final average earnings)	10.5	141,957	—
	Retirement Plan (cash balance)	10.0	223,934	—
	Executive Salary Continuation Plan	10.5	152,840	—
	Retirement Benefit Restoration Plan	n/a	159,272	—
Douglas R. Sterbenz	Retirement Plan (final average earnings)	15.6	557,065	—
	Retirement Benefit Restoration Plan	n/a	521,156	—
Greg A. Greenwood	Retirement Plan (final average earnings)	19.7	567,414	—
	Retirement Benefit Restoration Plan	n/a	32,735	—
Anthony D. Somma	Retirement Plan (final average earnings)	17.8	524,583	—
	Retirement Benefit Restoration Plan	n/a	31,858
James J. Ludwig	Retirement Plan (final average earnings)	12.3	237,964	—
	Retirement Plan (cash balance)	10.0	203,153	—
	Retirement Benefit Restoration Plan	n/a	5,773	—
Retirement Plan
The Westar Energy, Inc. Retirement Plan (the “Retirement Plan”) is a broad-based tax-qualified defined benefit pension plan in which generally all of our employees, including the named executive officers, are eligible to participate. Participation is automatic and begins after an eligible employee completes one year of credited service. All of the named executive officers are fully vested in their plan benefits.
The Retirement Plan uses two formulas to calculate benefits, a final average earnings formula for union employees hired prior to January 1, 2012 and non-union employees hired prior to January 1, 2002, and a cash balance formula for union employees hired (or re-hired) after December 31, 2011 and non-union employees hired

(or re-hired) after December 31, 2001. “Final average earnings” generally means the average annual earnings of an employee measured over the sixty consecutive months that produce the highest monthly average within one hundred twenty consecutive months immediately preceding the employee’s termination or retirement date. Earnings related to restricted share units and dividend equivalents are not included in the calculation of final average earnings. In 2012, the Internal Revenue Code limited annual compensation that could be used in calculating pension benefits to $250,000.
Mr. Ruelle and Mr. Ludwig accrued vested benefits calculated under the final average earnings formula during periods of employment with us (or our subsidiary, Kansas Gas and Electric Company) prior to recommencing employment with us (Mr. Ruelle and Mr. Ludwig rejoined us in January of 2003) and also accrued a benefit in 2012 calculated under the cash balance formula as a result of their current employment. Mr. Sterbenz, Mr. Greenwood and Mr. Somma are accruing benefits calculated under the final average earnings formula as a result of their current employment.
Under the final average earnings formula, the accrued benefit for each non-union plan participant equals:

(1)
1.5% times the participant’s final average earnings plus .4% times the final average earnings in excess of covered compensation (certain wages subject to Social Security taxes) multiplied by credited service up to twenty years; plus

(2)	.8% times the final average earnings plus .4% times the final average earnings in excess of covered compensation multiplied by credited service in excess of 20 years up to a maximum of 35 years.
Pension benefits accrued under the final average earnings formula are calculated as a monthly annuity generally for the participant’s lifetime. The normal form of benefit for a married participant is a 50% joint and survivor annuity, which provides reduced monthly payments during the participant’s lifetime and lifetime payments to the spouse following the participant’s death in the amount of 50% of the reduced payments. Full benefits may be received when a participant reaches retirement age of 62 or age 60 with 35 years of service. Benefits are reduced if a participant elects to receive payments before attaining such age and years of service.
Under the cash balance formula, a bookkeeping account is established for each plan participant and credited with interest and contribution credits. Participants may elect to receive benefits accrued under the cash balance formula either as an annuity or as a lump sum distribution. Interest is credited on a monthly basis during a plan year to each participant’s account using an annual rate of interest determined each December by a plan-specific formula. The formula uses the one-year Treasury Constant Maturities plus 1% and the 30-year Treasury Constant Maturities for the preceding November to determine the new annual rate of interest to be paid for the plan year. The annual interest rates applicable for 2010, 2011 and 2012 were 4.31%, 4.19% and 3.02%, respectively. Contribution credits are determined by multiplying the contribution rate applicable for each participant’s age (based upon the first day of the month) by the participant’s plan earnings for that particular month. The contribution rates are shown in the following table:

Age
Less than 30	4%
30 and above but less than 35	5%
35 and above but less than 40	6%
40 and above but less than 45	7%
45 and above but less than 50	8%
50 and above but less than 55	9%
55 and above but less than 60	10%
60 or more	12%
We calculated the amounts in the Present Value of Accumulated Benefit column in the Pension Benefits table above based on the same assumptions used for financial reporting purposes with respect to the Retirement Plan in our 2012 consolidated financial statements. For each named executive officer, we calculated the present value of his accrued pension benefit as of December 31, 2012, using a discount rate of 4.13% and the RP-2000 combined healthy mortality tables for male and female annuitants, with mortality improvements projected as required by the

Pension Protection Act of 2006 for 2013 funding valuations. Benefits were assumed to commence at the earliest unreduced retirement age (62) and to be made in the form of a life annuity. The calculations assume that the named executive officers continue to live and will work until the earliest unreduced retirement age.
We caution that the values reported in the Present Value of Accumulated Benefit column in the table above are hypothetical and are calculated and presented pursuant to SEC regulations and are based on assumptions used in preparing our audited 2012 consolidated financial statements. The Retirement Plan uses a different method of calculating actuarial present value for the purpose of determining a lump sum payment, if any, under the plan. The change in pension value from year to year is subject to volatility in interest rates and may not represent the value that a named executive officer will actually accrue under the Retirement Plan during any given year when based on the Retirement Plan’s current definition of actuarial present value. As a result, the values in the table above do not represent the value that a named executive officer would receive from the Retirement Plan had he actually retired on December 31, 2012.
Executive Salary Continuation Plan
In addition to his benefits under our Retirement Plan, Mr. Ruelle accrued vested benefits for periods of employment prior to his rejoining us as an officer in early 2003 under an executive salary continuation plan. The estimated annual benefit payable to Mr. Ruelle under the plan upon retirement at or after age 62 is $16,072.
We calculated the present value of the benefits as of December 31, 2012 for the executive salary continuation plan in the Present Value of Accumulated Benefits column in the Pension Benefits table as a 15-year certain and life annuity using a discount rate of 4.13% and the RP-2000 combined healthy mortality tables for male and female annuitants, with mortality improvements projected as required by the Pension Protection Act of 2006 for 2013 funding valuations. Mr. Ruelle is not accruing additional benefits under the plan as a result of his current employment. Mr. Sterbenz, Mr. Greenwood, Mr. Somma and Mr. Ludwig are not participants in this plan.
Retirement Benefit Restoration Plan
In 2010, we adopted the Westar Energy, Inc. Retirement Benefit Restoration Plan (“Restoration Plan”) to replace benefits lost under our Retirement Plan because of limitations imposed by the Internal Revenue Code on annual compensation that can be used in calculating pension benefits. Each of the named executive officers is a participant in our Restoration Plan. As a result of having this plan, the retirement benefits for named executive officers are calculated on the same basis as benefits for other covered employees.
Under the terms of our Restoration Plan, the benefit payable will be a monthly amount that is equal to the difference between the monthly amount that is payable to the participant under our Retirement Plan and the monthly amount that would be payable if the Plan were not subject to such limitations. The amount payable under the Restoration Plan will be determined in the form of a straight life annuity over the lifetime of the participant and will commence on the participant’s normal retirement date. We calculated the present value of the benefits as of December 31, 2012 using a discount rate of 4.13% and the RP-2000 combined healthy mortality tables for male and female annuitants, with mortality improvements projected as required by the Pension Protection Act of 2006 for 2013 funding valuations.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Potential Payments Upon Termination
If the employment of any named executive officer terminates for any reason, he will receive a lump-sum cash amount equal to the sum of his base salary and any accrued vacation pay through the date of termination, to the extent not previously paid, and a payment for up to one month of accumulated sick leave contingent upon certain conditions being met. Additionally, the named executive officer’s restricted share units will vest on a prorated basis through the date of termination upon a termination due to death, disability or retirement. The term “retirement” means cessation of services as an employee after reaching age 60 with ten years of service.
Potential Payments Upon Change in Control
On August 20, 2005, the board of directors approved change in control agreements for all of the named executive officers, which were executed in January of 2006 and amended in 2010 as a result of changes in our overall executive compensation programs implemented that year. Documents for restricted share units also contain provisions relating to benefits to be received by officers in the event of a change in control.
Under each officer’s change in control agreement, as amended, the officer is eligible to receive the following benefits if both a change in control occurs, and within three years thereafter, we terminate the officer’s employment without “Cause” or the officer terminates his or her employment for “Good Reason”.

•
a severance payment equal to two times the sum of (1) the officer’s base salary on the date of the change in control or, if higher, the date of termination, (2) the annual amount of the dividend equivalents payable to the officer, based on our annual dividend and the “Annual RSU Grant” (defined as the number of restricted share units awarded under the officer’s most recent annual grant of restricted share units, which is equal to the sum of the number of time-based restricted share units and the target number of performance-based restricted share units), and (3) the value of the officer’s Annual RSU Grant (regardless of conditions for vesting) based on the higher of our stock price at the date of the change in control or the date of termination;

•	a cash payment for accrued vacation and up to thirty days of accumulated sick leave;

•
participation in our (or our successor’s) welfare benefit plans for two years following termination (or until the officer is receiving comparable benefits from a new employer) on the same terms as benefits are provided to the officer at the time of termination;

•	a cash payment equal to the actuarial present value of pension plan benefits for two additional years of service; and

•	we (or our successor) will cause directors and officers liability insurance to be provided to the officer for at least five years following termination.
If necessary to avoid excise taxes, the severance payment will be reduced to the maximum amount that can be paid without triggering excise taxes. There are no gross-up payments to executive officers for taxes they incur as a result of receiving change in control payments. We have the right to terminate the change in control agreement with 180 days notice at any time prior to a change in control.
The term “Cause” generally means the officer’s conviction of a felony or crime involving moral turpitude, the officer’s commission of a willful act of fraud or dishonesty with respect to us, the officer’s willful and repeated failure to perform substantially his or her material duties to us, the officer’s engaging in significant activity that is materially harmful to our reputation, or the officer’s breach of his or her fiduciary responsibilities to us or our shareholders.
The term “Change in Control” generally means the sale of all or substantially all of our assets, a person becoming the beneficial owner of 20 percent or more of our outstanding voting securities, a merger or consolidation, or our continuing directors ceasing for any reason to constitute a majority of the board of directors.

The term “Good Reason” generally means any change in an officer’s status as an officer, a reduction in total compensation, any requirement that the officer relocate more than 80 miles to a location outside our Kansas retail electric service territory, or any action that materially and adversely affects the officer’s participation in or reduces the officer’s benefits under any benefit plan.
Under the documents for restricted share units approved beginning in 2010, all outstanding time-based and performance-based restricted share units (with the target number of performance-based restricted share units subject to adjustment based on our total shareholder return relative to the total shareholder return for a peer group through the date of the change in control) vest upon a change in control.
In addition to the benefits described above under the change of control agreements, upon termination of employment following a change of control, the named executive officers will receive the amounts described in the preceding section titled “Potential Payments Upon Termination.”
Termination and Change in Control Tables
The tables below show the payments we would make to each of the named executive officers following termination of his employment in various circumstances, including termination following a change in control. We made the following assumptions in calculating the payments to each of the named executive officers:

•	We assumed a termination date of December 31, 2012 as required by the applicable SEC regulations.

•	We made calculations consistent with the terms of his change in control agreement, if applicable, as described above.

•	We assumed each officer had been paid all base salary through the date of termination.

•
We used our closing common stock price on December 31, 2012 ($28.62) to value unvested time-based and performance-based restricted share units and used the target number of performance-based restricted share units (assumed total shareholder return on December 31, 2012 at the median of the peer group).

•
We used the average of the high and low stock price of our common stock on December 31, 2012 ($28.305) to determine the Annual RSU Grant (as defined above) value, as required by the terms of the change in control agreements.

•
We used our annual dividend of $1.32 per share on our common stock at December 31, 2012 to calculate dividend equivalents payable in the event of a qualifying termination following a change in control.

•
We omitted payments or benefits we provide to all salaried employees upon termination of employment in the applicable circumstances, including accrued unused vacation and payment for one month of accumulated sick leave contingent upon certain conditions being met.

We also made the following assumptions in calculating the payments to certain of the named executive officers:

•
To calculate pension-related payments, we assumed, in the case of Mr. Ruelle and Mr. Ludwig, no change in pay or pay limits relating to the cash balance formula and we used two years of contribution credits as the present value. In the case of Mr. Sterbenz, Mr. Greenwood and Mr. Somma, we assumed no change to the actual final average earnings used in the calculation and we used two additional years of pension service in calculating the pension value.

Mark A. Ruelle, President and Chief Executive Officer

Executive Benefits and Payments Upon Termination	Voluntary Termination By Officer ($)	Death or Disability ($)	Termination by Company without Cause or by Officer for Good Reason ($)	Termination by Company for Cause ($)	Change in Control ($)	Qualifying Termination After Change in Control ($)
Base Salary						1,360,000
Unvested Restricted Share Units and Performance-Based Restricted Share Units		2,215,074			4,034,533	4,034,533
Annual RSU Grant Value						3,362,634
Dividend Equivalents						156,816
Medical and Welfare Plan Benefits						24,888
Accrued Sick Leave						78,461
Pension Related Payment						136,823
Total		2,215,074			4,034,533	9,154,155	(1)

Douglas R. Sterbenz, Executive Vice President and Chief Operating Officer

Executive Benefits and Payments Upon Termination	Voluntary Termination By Officer ($)	Death or Disability ($)	Termination by Company without Cause or by Officer for Good Reason ($)	Termination by Company for Cause ($)	Change in Control ($)	Qualifying Termination After Change in Control ($)
Base Salary						950,000
Unvested Restricted Share Units and Performance-Based Restricted Share Units		1,585,119			2,467,044	2,467,044
Annual RSU Grant Value						1,737,927
Dividend Equivalents						81,048
Medical and Welfare Plan Benefits						24,249
Accrued Sick Leave						54,807
Pension Related Payment						134,778
Total		1,585,119			2,467,044	5,449,853	(1)

Greg A. Greenwood, Senior Vice President, Strategy

Executive Benefits and Payments Upon Termination	Voluntary Termination By Officer ($)	Death or Disability ($)	Termination by Company without Cause or by Officer for Good Reason ($)	Termination by Company for Cause ($)	Change in Control ($)	Qualifying Termination After Change in Control ($)
Base Salary						630,000
Unvested Restricted Share Units and Performance-Based Restricted Share Units		500,449			948,524	948,524
Annual RSU Grant Value						888,777
Dividend Equivalents						41,448
Medical and Welfare Plan Benefits						29,896
Accrued Sick Leave						36,346
Pension Related Payment						35,630
Total		500,449			948,524	2,610,621	(1)

Anthony D. Somma, Senior Vice President, Chief Financial Officer and Treasurer

Executive Benefits and Payments Upon Termination	Voluntary Termination By Officer ($)	Death or Disability ($)	Termination by Company without Cause or by Officer for Good Reason ($)	Termination by Company for Cause ($)	Change in Control ($)	Qualifying Termination After Change in Control ($)
Base Salary						630,000
Unvested Restricted Share Units and Performance-Based Restricted Share Units		516,448			961,060	961,060
Annual RSU Grant Value						888,777
Dividend Equivalents						41,448
Medical and Welfare Plan Benefits						29,877
Accrued Sick Leave						36,346
Pension Related Payment						61,827
Total		516,448			961,060	2,649,335	(1)

James J. Ludwig, Executive Vice President, Public Affairs and Consumer Services

Executive Benefits and Payments Upon Termination	Voluntary Termination By Officer ($)	Death or Disability ($)	Termination by Company without Cause or by Officer for Good Reason ($)	Termination by Company for Cause ($)	Change in Control ($)	Qualifying Termination After Change in Control ($)
Base Salary						580,000
Unvested Restricted Share Units and Performance-Based Restricted Share Units		776,575			1,161,972	1,161,972
Annual RSU Grant Value						724,608
Dividend Equivalents						33,792
Medical and Welfare Plan Benefits						29,923
Accrued Sick Leave						33,461
Pension Related Payment						65,742
Total		776,575				2,629,498	(1)

(1)
Pursuant to the terms of our change in control agreements with the named executive officers, the amounts shown would be substantially reduced prior to payment in order to avoid payment of excise taxes.

DIRECTOR COMPENSATION
The following table describes the compensation paid in 2012 to our non-employee directors. Mr. Ruelle did not receive any compensation in his capacity as a director. Compensation paid to Mr. Ruelle in his capacity as an executive officer is presented above.

Name	Fees Earned Or Paid In Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Mollie H. Carter	58,000	56,700	1,883	59,439	176,022
Charles Q. Chandler IV	52,000	113,400	11,419	87,849	264,668
R.A. Edwards III	50,500	56,700	371	73,097	180,668
Jerry B. Farley	50,500	56,700	—	21,998	129,198
Richard L. Hawley	52,000	56,700	—	—	108,700
B. Anthony Isaac	50,500	56,700	—	—	107,200
Arthur B. Krause	58,000	56,700	—	1,000	115,700
Sandra A.J. Lawrence	58,000	56,700	1,855	37,236	153,791
Michael F. Morrissey	64,000	56,700	—	1,000	121,700
S. Carl Soderstrom, Jr.	49,000	56,700	—	—	105,700

(1)
Amounts include annual retainers, paid quarterly, and meeting attendance fees. In 2012, we paid our non-employee directors an annual retainer of $25,000, except the chairman of the board who received an annual retainer of $40,000, an annual retainer of $7,500 for serving as a committee chair, except the chairman of the Audit Committee who received an annual retainer of $12,000, and a fee of $1,500 for each board of directors and committee meeting attended.

(2)
On January 3, 2012, each outside director received 2,000 shares of our common stock and Mr. Chandler received an additional 2,000 shares (for a total of 4,000 shares) for his service as chairman of the board. The grant date fair value of the 2,000 shares received by each director other than Mr. Chandler was $56,700 and the grant date fair value of the 4,000 shares received by Mr. Chandler was $113,400. In accordance with Financial Accounting Standards Board Codification Topic 718, we determined the grant date fair values referred to above by multiplying the number of shares by the closing stock price of our common stock on the grant date.

(3)
Amounts in this column reflect interest actually accrued on deferred cash compensation less the interest that would have accrued at 120% of the applicable long-term federal interest rate. Interest on deferred cash compensation accrues at a rate of 1% above the Prime Rate and compounds quarterly. "Prime Rate" is defined as the prime rate of interest in effect on the first business day of the applicable calendar year as such rate is reported by the Wall Street Journal.

(4)	This column is comprised of the following components:

▪	Dividends on deferred compensation paid in shares of our common stock and on deferred stock.

▪	Interest on the aggregate of all compensation deferred in cash calculated at 120% of the applicable long-term federal interest rate.

▪	Charitable contribution matching.
Dividends on deferred compensation paid in shares of stock and on deferred stock are credited to the director as if they had been reinvested in shares of our common stock at a share price equal to the average of the daily high and low prices of our common stock as reported on the New York Stock Exchange for the three trading days immediately preceding the day the dividend is credited. The directors credited with dividend equivalents were Ms. Carter ($27,594), Mr. Chandler ($61,789), Mr. Edwards ($33,229), Mr. Farley ($20,998) and Ms. Lawrence ($24,698). The directors credited with dividend equivalents on deferred compensation payable in stock were Ms. Carter ($27,537), Mr. Edwards ($39,018) and Ms. Lawrence ($8,294).
Interest on deferred cash compensation was accrued and credited in 2012 to Ms. Carter ($4,308), Mr. Chandler ($26,060), Mr. Edwards ($850) and Ms. Lawrence ($4,244).
Non-employee directors are eligible to participate in our matching gift program on the same terms as our employees. Under this program, we will match on a dollar-for-dollar basis charitable contributions to Kansas colleges and universities made by directors, employees and their spouses up to $1,000 per household each year. In 2012, Mr. Farley, Mr. Krause and Mr.  Morrissey participated in our matching gift program.
Election to be Paid in Stock
A non-employee director may elect to have all or a portion of any cash fees paid in stock rather than cash in accordance with our Long Term Incentive and Share Award Plan. If a director elects to receive retainers and attendance fees in shares of our common stock, the number of shares to be distributed to a director in lieu of cash compensation is determined by dividing the elected dollar amount of cash compensation by the average of our high and low common stock price on the last day of the immediately preceding quarter (or, if such day was not a trading day, on the next preceding day the shares were traded) as reported on the New York Stock Exchange Composite Listing.
Election to Defer Compensation
A non-employee director may elect to defer payment of cash fees or stock in accordance with the provisions of our Non-Employee Director Deferred Compensation Plan. If a director elects to receive retainers and attendance fees in shares of our common stock, and defers receipt of such shares, dividends earned on such deferred shares are reflected under the column “All Other Compensation.”
2013 Director Compensation
In October 2012, our board of directors approved changes to the compensation of our non-employee directors, which had not been modified since December 2007. Effective January 1, 2013, each non-employee director other than the chairman of the board receives an annual cash retainer of $60,000, paid quarterly, attendance fees of $1,500 per committee or board meeting, and a stock award with a value of $60,000 at the time of grant in January. As chairman of the board, Mr. Chandler receives an annual cash retainer of $75,000, paid quarterly, attendance fees of $1,500 per meeting, and a stock award with a value of $120,000 at the time of grant in January. Committee chairs receive an additional annual retainer of $12,000 for the audit committee chair, $9,000 for the compensation committee chair, and $7,500 for the chairs of the finance and the nominating and corporate governance committees.
Reimbursements
We reimburse directors for travel and other out-of-pocket expenses incurred by them that are incidental to attending meetings. We also reimburse directors for reasonable expenses relating to ongoing director education. In addition, we provide liability insurance to our directors under our directors and officers insurance policies.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None of the Compensation Committee members has ever been an officer or employee of the Company, is or was a participant in a reportable “related person” transaction in 2012, or is an executive officer of another entity at which one of our executive officers serves on the board of directors. Please see “Corporate Governance Matters—Policies and Procedures for Approval of Related Person Transactions” above for a description of our policy on related person transactions.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes the total shares of our common stock that may be received by holders of restricted share units and options upon the vesting of restricted share units and the exercise of currently outstanding options, the weighted average exercise price of those outstanding options and the number of shares of our common stock that are still available for future issuance under our equity compensation plans after considering the restricted share units and stock options currently outstanding.

Plan Category	Number Of Shares To Be Issued Upon Exercise Of Outstanding Options, Warrants And Rights (#)(1)	Number Of Shares Remaining And Available For Future Issuance (#)
Long Term Incentive and Share Award Plan (the only equity compensation plan approved by our shareholders)	1,481,340	3,490,713
Any equity compensation plans not approved by our shareholders	—	—
Total	1,481,340	3,490,713

(1)
Includes shares issuable with respect to time-based and performance-based restricted share units, reinvested dividend equivalents, deferred restricted share unit grants, stock for compensation share units, director stock awards and deferred director retainer and meeting fees payable in stock.

ITEM 2 ON THE PROXY CARD
ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION
The Dodd-Frank Wall Street Reform and Consumer Protection Act requires that we provide our shareholders with an advisory vote on executive compensation (a “say-on-pay” vote). The say-on-pay vote is an advisory (non-binding) vote on the 2012 compensation of our named executive officers as disclosed in this proxy statement in accordance with Securities Exchange Commission rules.
As described in detail in the Compensation Discussion and Analysis section above, we believe our executive compensation program provides a competitive total compensation opportunity, provides for individual officer performance to be appropriately compensated and strongly aligns the interests of our officers and shareholders. Other than long-term incentives related to the 2011 promotions of Mr. Ruelle, Mr. Greenwood and Mr. Somma, half of our officers’ annual long-term incentive compensation is now measured by our total shareholder return relative to a peer group. Because we do not provide an annual cash incentive, long-term incentives make up a larger percentage of the annual target total compensation of our officers compared to those of our peers.
We seek your advisory vote on the compensation of our named executive officers as described above under “Compensation Discussion and Analysis” and under “Compensation of Executive Officers.” The vote applies only with respect to our named executive officers, and not to our directors’ compensation. This say-on-pay vote is not intended to address any specific element of compensation, but rather the compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. The vote is advisory, which means that the vote is not binding on the Company, our board of directors or the Compensation Committee. Nevertheless, our Compensation Committee and our board of directors value the input of our shareholders and will review the voting results and consider them when making decisions in the future regarding our executive compensation program.
Accordingly, we invite you to vote on the following resolution at the 2013 Annual Meeting of Shareholders.
RESOLVED, that the shareholders of Westar Energy, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis section, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, all as set forth in Westar Energy, Inc.’s 2013 annual meeting proxy statement.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT

ITEM 3 ON THE PROXY CARD
RATIFICATION AND CONFIRMATION OF DELOITTE & TOUCHE LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013
Deloitte & Touche LLP has acted as our independent registered public accounting firm since 2002. In February 2013, the Audit Committee appointed Deloitte & Touche LLP to act as our independent registered public accounting firm and to examine our consolidated financial statements, and those of our subsidiaries, for the year ending December 31, 2013 and the effectiveness of our internal control over financial reporting as of December 31, 2013. You are being asked to ratify and confirm that appointment at the annual meeting.
Representatives of Deloitte & Touche LLP will be present at the annual meeting and will have the opportunity to make a statement and to respond to appropriate questions. If the appointment of Deloitte & Touche LLP is not ratified at the meeting, the Audit Committee will consider the selection of another accounting firm.
Independent Registered Accounting Firm Fees
The aggregate fees, including expenses, of Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates for the years ended December 31, 2012 and 2011 are as follows:

	2012	2011
Audit fees(1)	$2,013,477	$2,054,224
Audit-related fees(2)	36,877	107,337
Total audit and audit-related fees	2,050,354	2,161,561
Tax fees	—	—
Total fees(3)	$2,050,354	$2,161,561

(1)
Audit fees for 2012 include $1,811,307 relating to the audit of our annual consolidated financial statements, the audit of our subsidiary’s annual financial statements, reviews of quarterly financial statements, and the audit of our internal control over financial reporting; $132,250 relating to services provided in connection with certain securities filings; $50,980 for audit services relating to a Department of Energy Smart Grid Grant; $12,640 relating to an annual review of transfer agent functions performed by our Shareholder Services department; and $6,300 relating to procedures performed in connection with a filing made to a state regulatory agency.

Audit fees for 2011 include $1,814,307 relating to the audit of our annual consolidated financial statements, the audit of our subsidiary’s annual financial statements, reviews of quarterly financial statements, and the audit of our internal control over financial reporting; $132,095 for an assessment regarding international financial reporting standards; $72,588 for audit services relating to a Department of Energy Smart Grid Grant; $12,600 relating to an annual review of transfer agent functions performed by our Shareholder Services department; $12,019 relating to services provided in connection with certain securities filings; $6,300 relating to procedures performed in connection with a filing made to a state regulatory agency; and $4,315 relating to interpretations of rules and standards.

(2)
Audit-related fees for 2012 include $31,877 relating to the audit of the financial statements of employee benefit plans; and $5,000 related to consultations associated with a business initiative begun in 2012 to improve technology systems and processes.

Audit-related fees for 2011 include $107,337 relating to the audit of the financial statements of employee benefit plans.

(3)
For 2012 and 2011, each of the permitted non-audit services were pre-approved by the Audit Committee or the Audit Committee’s chairman pursuant to authority delegated by the Audit Committee, other than de minimis non-audit services for which the pre-approval requirements are waived in accordance with the rules and regulations of the SEC.

Audit Committee Pre-Approval Policies and Procedures
The Audit Committee charter provides that the Audit Committee will pre-approve audit services and non-audit services to be provided by our independent registered public accounting firm before the firm is engaged to render these services. The Audit Committee may consult with management in making its decision, but may not delegate this authority to management. The Audit Committee may delegate its authority to pre-approve services to one or more committee members, provided that the persons designated present the pre-approvals to the full committee at the next committee meeting.
In 2004, the Audit Committee adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Pre-Approval Policy”). The Pre-Approval Policy authorizes the chairman of the Audit Committee to pre-approve the retention of the independent registered public accounting firm for audit-related and permitted non-audit services not contemplated by the engagement letter for the annual audit, provided that: (a) these services are approved no more than thirty days in advance of the independent registered public accounting firm commencing work; (b) the fees to be paid to the independent registered public accounting firm for services related to any single engagement do not exceed $50,000; and (c) the chairman advises the Audit Committee of the pre-approval of the services at the next meeting of the Audit Committee following the approval.
The Audit Committee will periodically assess the suitability of our independent registered public accounting firm, taking into account all relevant fees and circumstances, including the possible consideration of the qualifications of other accounting firms.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION AND CONFIRMATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP.

ADDITIONAL INFORMATION
Section 16(a) Beneficial Ownership Reporting Compliance
The SEC’s rules require our directors and executive officers to file reports of their holdings and transactions in our common stock. Based solely on our review of the reports filed under Section 16(a) of the Exchange Act and written representations that no other reports were required, we believe that, during the fiscal year ended December 31, 2012, all required filings applicable to our executive officers, directors and owners of more than ten percent of our common stock were made and that such persons were in compliance with the Exchange Act requirements. Mr. Chandler advised us in 2012 that certain shares acquired by a parental trust for which Mr. Chandler became a co-trustee had been inadvertently omitted from his reports in 2010. These shares have been added to Mr. Chandler's Section 16 reports as indirectly-held shares, although Mr. Chandler disclaims any beneficial interest in the shares.
Shareholder Proposals
Proposals for Inclusion in the Proxy Statement.  The 2014 Annual Meeting of Shareholders is scheduled to be held on May 15, 2014. Pursuant to Rule 14a-8 under the Exchange Act, shareholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its shareholders by submitting their proposals to our Corporate Secretary in a timely manner. In order to be included in the proxy statement for the 2013 Annual Meeting of Shareholders, shareholder proposals must be received by our Corporate Secretary no later than December 2, 2013, and must otherwise comply with the requirements of Rule 14a-8.
Proposals not Included in the Proxy Statement.  In addition, our articles of incorporation establish an advance notice procedure with regard to certain matters, including shareholder proposals not intended to be included in the Company’s proxy materials mailed to shareholders, to be brought before an annual meeting of shareholders. In general, notice must be received by our Corporate Secretary not less than 60 days nor more than 90 days prior to the annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. Therefore, such a proposal will need to be received between February 14, 2014, and March 16, 2014, to be presented at the Company’s 2014 Annual Meeting of Shareholders.
If a shareholder who has notified the Company of his intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at such meeting, the proposal will not be presented for a vote at such meeting.
Director Recommendations and Nominations
Submitting Director Recommendations to the Nominating and Corporate Governance Committee.  If a shareholder wishes the Nominating and Corporate Governance Committee to consider an individual as a candidate for election to the board of directors, the shareholder must submit a proper and timely request as follows:

•
Timing.  The shareholder must provide the Nominating and Corporate Governance Committee written notice by no later than October 1 of the year prior to the annual meeting of shareholders at which the candidate would seek to be elected.

•	Information. The shareholder’s notice must include the following information:

•	The name and address of the shareholder making the submission and the name, address and telephone number of the candidate to be considered;

•
The class or series and number of shares of the Company’s stock that are beneficially owned by the shareholder making the submission, a description of all arrangements or understandings between the shareholder and the candidate with respect to the candidate’s nomination and election as a director, and an executed written consent of the candidate to serve as a director of the Company if so elected;

•	A copy of the candidate’s resume and references; and

•
An analysis of the candidate’s qualifications to serve on the board of directors and on each of the board’s committees in light of the criteria set forth in our Corporate Governance Guidelines and established by the Nominating and Corporate Governance Committee (including all regulatory requirements incorporated by references therein).

Shareholder Nominations Made at the Annual Meeting of Shareholders.  The Company’s articles of incorporation provide that shareholders may nominate persons for election as directors and have such nominees’ names included on the ballot distributed at the annual meeting by providing our Corporate Secretary written notice not less than 60 days nor more than 90 days prior to the annual meeting. The notice must contain prescribed information about the proponent and each nominee, including the information about the nominee that would have been required to be included in a proxy statement filed under SEC rules had such nominee been nominated by the board of directors. Such a nomination will need to be received between February 14, 2014, and March 16, 2014, to be presented at the Company’s 2014 Annual Meeting of Shareholders.
If a shareholder who has notified the Company of his intention to make a nomination at an annual meeting does not appear or send a qualified representative to make his nomination at such meeting, the nominee will not be included on the ballot distributed at the meeting.
Annual Report to Shareholders
Our Annual Report to Shareholders for the year ended December 31, 2012 will be mailed to shareholders who have elected to receive copies on or about April 1, 2013 and is also available for viewing on the Internet at www.westarenergy.com/proxy. The Annual Report contains financial statements audited by Deloitte & Touche LLP, our independent registered public accounting firm. The Annual Report is not to be considered as a part of the proxy solicitation material or as having been incorporated by reference.
Other Business
Under the laws of Kansas, where we are incorporated, no business other than procedural matters may be raised at the annual meeting unless proper notice to the shareholders has been given. We do not expect any business to come up for shareholder vote at the meeting other than the items identified in this notice and proxy statement. If, however, any other matters properly come before the meeting, your proxy card authorizes the persons named as proxies to vote in accordance with their judgment on such other matters.
No Incorporation by Reference
Notwithstanding any general language that may be to the contrary in any document filed with the SEC, the information in this proxy statement under the captions “Audit Committee Report” and “Compensation Committee Report” shall not be incorporated by reference into any document filed with the SEC. The information contained on our Internet website is not part of this document.
Questions
If you have any questions or need more information about the annual meeting, write to:
Westar Energy, Inc.
P.O. Box 750320
Topeka, Kansas 66675-0320
Attention: Shareholder Services

or call us at (800) 527-2495 or (785) 575-6394.

Notices and Requests
All notices of proposals by shareholders, whether or not to be included in the Company’s proxy materials, and all requests and other notices that we have stated you should direct to our Corporate Secretary should be sent to:
Westar Energy, Inc.
818 S. Kansas Avenue
Topeka, Kansas 66612
Attention: Corporate Secretary

By Order of the Board of Directors,

Larry D. Irick Vice President, General Counsel and Corporate Secretary
 Topeka, Kansas
April 1, 2013

Westar Energy, Inc.
Appendix A
To
Notice and Proxy Statement
Companies Included in the Towers Watson
2011 Energy Services Industry Executive Compensation Database

AEI Services	Energen	Pepco Holdings
Allegheny Energy	Energy Future Holdings	Pinnacle West Capital
Allete	Energy Northwest	PJM Interconnection
Alliant Energy	Entergy	PNM Resources
Ameren	EPCO	Portland General Electric
American Electric Power	ERCOT	PPL
Areva	Exelon	Progress Energy
ATC Management	FirstEnergy	Proliance Holdings
Atmos Energy	First Solar	Public Service Enterprise Group
Avista	FPL Group	Puget Energy
BG US Services	GDF SUEZ Energy North America	Regency Energy Partners LP
Black Hills Power and Light	Hawaiian Electric	RRI Energy
California Independent System Operator	IDACORP	Salt River Project
Calpine	Integrys Energy Group	Santee Cooper
CenterPoint Energy	ISO New England	SCANA
CH Energy Group	Kinder Morgan	Sempra Energy
Cleco	LES	Southern Company Services
CMS Energy	Lower Colorado River Authority	Southern Maryland Electric Cooperative
Colorado Springs Utilities	MDU Resources	Southern Union Company
Consolidated Edison	Midwest Independent Transmission System Operator	Southwest Power Pool
Constellation Energy	Mirant	Spectra Energy
Covanta Holdings	New York Independent System Operator	STP Nuclear Operating
CPS Energy	New York Power Authority	Targa Resources
DCP Midstream	Nicor	Tennessee Valley Authority
Direct Energy	Northeast Utilities	TransCanada
Dominion Resources	NorthWestern Energy	UIL Holdings
DPL	NRG Energy	UniSource Energy
DTE Energy	NSTAR	Unitil
Duke Energy	NV Energy	Vectren
E.ON U.S.	NW Natural	Westar Energy
Edison International	OGE Energy	Westinghouse Electric
El Paso Corporation	Oglethorpe Power	Wisconsin Energy
Electric Power Research Institute	Omaha Public Power	Wolf Creek Nuclear
Enbridge Energy	Pacific Gas & Electric	Xcel Energy

A - 1

Vote by Telephone
Have your proxy card available when you call the Toll-Free number 1-888-693-8683 using a touch-tone telephone, and follow the simple instructions to record your vote.
Vote by Internet
Have your proxy card available when you access the website www.cesvote.com, and follow the simple instructions to record your vote.
Vote by Mail
Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, PO Box 3200, Pittsburgh, PA 15230.

VOTE BY TELEPHONE Call Toll-Free using a touch-tone telephone: 1-888-693-8683	VOTE BY INTERNET Access the Website and cast your vote: www.cesvote.com	VOTE BY MAIL Return your proxy in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week.

If you vote by telephone or Internet, please do not send your proxy by mail.

i  Please fold and detach card at perforation before mailing.  i
 -------------------------------------------------------------------------------------------------------------------------------
 WESTAR ENERGY, INC
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 16, 2013.
Mark A. Ruelle, Anthony D. Somma and Larry D. Irick, and each of them with full power to act alone and with full power of substitution, are hereby authorized to represent the undersigned at the Westar Energy, Inc. Annual Meeting of Shareholders to be held on May 16, 2013, or at any adjournment or postponement thereof, and to vote, as indicated on the reverse side, the shares of Common Stock and/or Preferred Stock which the undersigned would be entitled to vote if personally present at said meeting. If no direction is given, the shares will be voted as recommended by the Board of Directors as indicated on the reverse side. The above named individuals are further authorized to vote such stock upon any other business as may properly come before the meeting, or any adjournment or postponement thereof, in accordance with their best judgment. This proxy also provides voting instructions to the plan administrator for shares held by the undersigned in the Westar Energy, Inc. 401(k) Employees’ Savings Plan.

Signature(s)

Signature(s)
Date: , 2013

Please sign exactly as your name appears to the left. Joint owners should each sign. When signing on behalf of a corporation or partnership or as attorney, executor, administrator, trustee or guardian, please give full title as such.

Please sign and date this proxy where indicated above before mailing.

ADMISSION TICKET

Please bring this ticket to the Annual Meeting.

Notice of Annual Meeting of Shareholders
WESTAR ENERGY, INC.
2013 Annual Meeting of Shareholders

For the purpose of considering and acting upon the election of three Class II directors, to provide an advisory vote to approve named executive officer compensation, to ratify and confirm the appointment of our independent registered public accounting firm and such other business as may properly come before the meeting, or any adjournment thereof.

Thursday, May 16, 2013
10:00 a.m. Central Daylight Saving Time
Emerald Ballroom at the Capitol Plaza Hotel
Located at 1717 SW Topeka Boulevard, Topeka, Kansas 66612

Please Admit	Non-Transferable
--------------------------------------------------------------------------------------------------------------------------------
h Please fold and detach Admission Ticket here. h
You have the option to access future annual reports, proxy statements, and other proxy solicitation materials over the Internet, instead of receiving those documents in paper form. Participation is voluntary. If you give your consent, in the future when such material is available over the Internet, you will receive notification which will contain the Internet location where the material is available. The material will be available in both PDF and HTML format. There is no cost to you for this service other than any charges imposed by your Internet provider. Once you give your consent, it will remain in effect until you inform us otherwise in writing. You may revoke your consent, or request paper copies of the material, at any time by notifying Westar Energy’s Shareholder Services in writing at PO Box 750320, Topeka, KS 66675-0320.
To give your consent, follow the prompts when you vote by telephone or over the Internet, or check the appropriate box located at the bottom of the attached proxy card when you vote by mail.
i Please fold and detach card at perforation before mailing. i
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Westar Energy, Inc.	Proxy
All shares, including full and partial shares of stock credited to your Direct Stock Purchase Plan account, will be voted as directed by the shareholder. If no direction is given when the duly executed proxy is returned, such proxy will be voted as recommended by the board of directors.

The Board of Directors recommends a vote FOR the three nominees listed below.

1.	Election of three Class II directors to serve for a term of three years:
	(1) Richard L. Hawley	(2) B. Anthony Isaac	(3) S. Carl Soderstrom, Jr.

❑ FOR all nominees (except as marked to the contrary above)	❑ WITHHOLD authority to vote for all nominees listed
To withhold authority to vote for one or more individual nominees, strike a line through such nominee’s name(s) above.

The Board of Directors recommends a vote FOR proposals 2 and 3.

2.	Advisory vote to approve named executive officer compensation	❑	FOR	❑	AGAINST	❑	ABSTAIN
3.	Ratification and confirmation of Deloitte & Touche LLP as our independent registered public accounting firm for 2013	❑	FOR	❑	AGAINST	❑	ABSTAIN

❑	I / We consent to access future annual reports, proxy statements and other proxy soliciting material over the Internet as described above.

❑	I / We will attend the Annual Meeting to be held in Topeka, Kansas.
IMPORTANT—Please sign and date on the reverse side and return promptly.